                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                                January 7, 2000

                             --------------------

               Date of Report (Date of earliest event reported)

                             SIEBEL SYSTEMS, INC.

                             --------------------

            (Exact name of registrant as specified in its charter)

          Delaware                      0-20725                 94-3187233
       ---------------              ---------------           ---------------

 (State or other jurisdiction of      (Commission             (I.R.S. Employer
          incorporation               File Number)           Identification No.)


                            1855 South Grant Street
                              San Mateo, CA 94402

                             --------------------

                   (Address of principal executive offices)

                                (650) 295-5000

                             --------------------

             (Registrant's telephone number, including area code)

Item 5.     Other Events

          Attached as Appendix A to this current report on Form 8-K are the Registrant's audited supplemental consolidated financial statements as of December 31, 1997 and 1998, for each of the years in the three-year period ended December 31, 1998, and the unaudited supplemental consolidated financial statements as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 and the related supplemental consolidated financial statement schedule, supplemental selected financial data and management's discussion and analysis of financial condition and results of operations.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

           (c)   Exhibits

           The following Exhibits are filed as part of this report:

           23.1     Consent of KPMG LLP

           27.1     Financial Data Schedule

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              SIEBEL SYSTEMS, INC.
Date:  January 7, 2000

                                              By:  /s/ Howard H. Graham
                                                 -----------------------------
                                                   Howard H. Graham
                                                   Senior Vice President,
                                                   Finance and Administration
                                                   and Chief Financial Officer

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (in thousands, except per share data and ratios)

     The following selected consolidated financial data should be read in conjunction with our Supplemental Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Form 8-K. The selected consolidated financial data for each of the years in the three-year period ended December 31, 1998, and as of December 31, 1997 and 1998 is derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors. The selected consolidated financial data for the year ended December 31, 1996, and as of December 31, 1996, is derived from audited consolidated financial statements that have not been included in this Form 8-K. The selected financial data as of, and for the nine months ended, September 30, 1998 and 1999 have been derived from unaudited supplemental consolidated financial statements included elsewhere in this Form 8-K.

     The unaudited supplemental consolidated financial statements have been prepared on the same basis as the audited supplemental consolidated financial statements and include all adjustments, consisting of normal, recurring adjustments, that in the opinion of management are necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                          Nine Months Ended
                                          Year Ended December 31,           September 30,
                                      ------------------------------     -----------------
                                        1996       1997       1998         1998     1999
                                      --------   --------   --------     --------  -------
Total revenues....................... $111,980   $222,071   $409,886     $281,787   $522,935
Operating income (loss)..............   18,162      8,518     68,019       38,365    117,729
Net income (loss)....................   13,750        643     44,265       24,405     77,115
Proforma net income..................   13,313         55     43,460       23,691     77,144
Pro Forma diluted net
 income (loss) per share(1)..........     0.08       0.00       0.21         0.12       0.35
Pro Forma basic net
 income (loss) per share(1)..........     0.09       0.00       0.24         0.13       0.41
Total assets.........................  209,602    210,950    447,596      391,121  1,004,444
Total equity.........................  173,157    210,950    291,120      258,212    475,913

________________________
  (1) See Note 1 of Notes to Supplemental Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                                  APPENDIX A

   AUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1998, FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER
31, 1998 AND THE UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF
  SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999, AND THE RELATED SUPPLEMENTAL CONSOLIDATED FINANCIAL
  STATEMENT SCHEDULE, SUPPLEMENTAL SELECTED FINANCIAL DATA AND MANAGEMENT'S
   DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

===============================================================================

                                                                     APPENDIX A

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Siebel Systems, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Siebel Systems, Inc. and OnTarget, Inc. on December 1, 1999, which has been accounted for as a pooling of interests as described in Note 9 to the supplemental consolidated financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financials statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Siebel Systems, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


/s/KPMG LLP

Mountain View, California
December 1, 1999

                             SIEBEL SYSTEMS, INC.

                   Supplemental Consolidated Balance Sheets
                     (In thousands, except per share data)


                                                                               December 31,         September 30,
                                                                           1997           1998           1999
                                                                    ---------------- -------------- -------------
                                              Assets                                                 (Unaudited)
                                              ------
Current assets:
    Cash and cash equivalents                                       $     70,336     $   80,741     $   466,198
    Short-term investments                                                91,999        151,888         158,593
    Marketable equity securities                                               -              -          46,503
    Accounts receivable, net                                              65,238        126,081         223,750
    Deferred income taxes                                                  4,824         13,270          13,120
    Prepaids and other                                                     6,967         14,402          20,987
                                                                    ---------------- -------------- -------------

              Total current assets                                       239,364        386,382         929,151
Property and equipment, net                                               25,564         46,384          46,418
Other assets                                                               6,607         14,830          28,875
                                                                    ---------------- -------------- -------------

              Total assets                                          $    271,535     $  447,596     $ 1,004,444
                                                                    ================ ============== =============

                         Liabilities and Stockholders' Equity
                         ------------------------------------
Current liabilities:
    Accounts payable                                                $      5,938     $    4,558     $    17,914
    Accrued expenses                                                      29,117         88,185         109,244
    Income taxes payable                                                   2,345         10,917          10,285
    Deferred revenue                                                      23,007         52,033          63,247
    Deferred income taxes                                                      -              -          15,356
                                                                    ---------------- -------------- -------------

              Total current liabilities                                   60,407        155,693         216,046

    Convertible subordinated debentures                                        -              -         300,000
    Other noncurrent liabilities                                               -              -          12,242
    Deferred income taxes                                                    178            783             243
                                                                    ---------------- -------------- -------------

              Total liabilities                                           60,585        156,476         528,531
                                                                    ---------------- -------------- -------------

Commitments and contingencies

Stockholders' equity:
    Common stock; $.001 par value; 600,000 shares authorized;
    174,037, 181,569 and 189,447 shares issued and outstanding,
    respectively                                                             174            182             189
    Additional paid-in capital                                           194,903        235,400         318,136
    Notes receivable from stockholders                                      (406)          (406)           (406)
    Deferred compensation                                                   (639)          (360)           (748)
    Accumulated other comprehensive gains (losses)                          (365)          (669)         25,208
    Retained earnings                                                     17,283         56,973         133,534
                                                                    ---------------- -------------- -------------

              Total stockholders' equity                                 210,950        291,120         475,913
                                                                    ---------------- -------------- -------------

              Total liabilities and stockholders' equity            $    271,535     $  447,596     $ 1,004,444
                                                                    ================ ============== =============


   See accompanying notes to supplemental consolidated financial statements.

                             SIEBEL SYSTEMS, INC.
  Supplemental Consolidated Statements of Operations and Comprehensive Income
                     (In thousands, except per share data)

                                                                                            Nine Months Ended
                                                      Year Ended December 31,                 September 30,
                                              --------------------------------------    --------------------------
                                                  1996            1997        1998           1998         1999
                                              ------------    ----------- ----------    ------------- ------------
Revenues:                                                                                (unaudited)   (unaudited)
       Software                               $    80,413     $  156,971  $  290,890    $    200,567  $   329,388
       Maintenance, consulting and other           31,567         65,100     118,996          81,220      193,547
                                              -----------     ----------  ----------    ------------  -----------
                 Total revenues                   111,980        222,071     409,886         281,787      522,935
                                              -----------     ----------  ----------    ------------  -----------
Cost of revenues:
       Software                                     2,197          4,393       5,600           4,295        5,111
       Maintenance, consulting and other           15,979         31,646      65,387          45,643      112,223
                                              -----------     ----------  ----------    ------------  -----------
                 Total cost of revenues            18,176         36,039      70,987          49,938      117,334
                                              -----------     ----------  ----------    ------------  -----------
                 Gross margin                      93,804        186,032     338,899         231,849      405,601
                                              -----------     ----------  ----------    ------------  -----------
Operating expenses:
       Product development                         14,775         26,650      43,950          34,909       58,324
       Sales and marketing                         46,549        103,551     178,957         126,482      194,874
       General and administrative                  14,318         21,275      34,473          18,593       34,674
       Merger termination costs                         -          3,298           -               -            -
       Merger-related expenses                          -         22,740      13,500          13,500            -
                                              -----------     ----------  ----------    ------------  -----------
                 Total operating expenses          75,642        177,514     270,880         193,484      287,872
                                              -----------     ----------  ----------    ------------  -----------

                 Operating income                  18,162          8,518      68,019          38,365      117,729
Other income, net                                   3,134          5,385       6,258           4,466        6,697
                                              -----------     ----------  ----------    ------------  -----------

                 Income before income taxes        21,296         13,903      74,277          42,831      124,426
Income taxes                                        7,546         13,260      30,012          18,426       47,311
                                              -----------     ----------  ----------    ------------  -----------
                 Net income                   $    13,750     $      643  $   44,265    $     24,405  $    77,115
                                              ===========     ==========  ==========    ============  ===========
Unaudited pro forma net income and
 per share data:
      Income before taxes as reported         $    21,296     $   13,903  $   74,277    $     42,831  $   124,426
      Pro forma income taxes                        7,983         13,848      30,817          19,140       47,282
                                              -----------     ----------  ----------    ------------  -----------
      Pro forma net income                    $    13,313     $       55  $   43,460    $     23,691  $    77,144
                                              ===========     ==========  ==========    ============  ===========
Pro forma diluted net income per share        $      0.08     $     0.00  $     0.21    $       0.12  $      0.35
                                              ===========     ==========  ==========    ============  ===========
Pro forma basic net income per share          $      0.09     $     0.00  $     0.24    $       0.13  $      0.41
                                              ===========     ==========  ==========    ============  ===========
Shares used in diluted pro forma net income
per share computation                             158,704        191,338     202,204         201,838      220,719
                                              ===========     ==========  ==========    ============  ===========
Shares used in basic pro forma net income
per share computation                             141,780        169,904     177,446         176,458      185,929
                                              ===========     ==========  ==========    ============  ===========
Comprehensive income
       Net income                             $    13,750     $      643  $   44,265    $     24,405  $    77,115
Other comprehensive income (loss), net
 of tax:
       Foreign currency translation
        adjustments                                     -           (365)       (505)           (138)         726
       Unrealized gains on securities                   -              -         201               -       25,151
                                              -----------     ----------  ----------    ------------  -----------
            Total comprehensive income        $    13,750     $      278  $   43,961    $     24,267  $   102,992
                                              ===========     ==========  ==========    ============  ===========

   See accompanying notes to supplemental consolidated financial statements.

                             SIEBEL SYSTEMS, INC.
         Supplemental Consolidated Statements of Stockholders' Equity
                                (in thousands)



                                                                                                     Accumu-
                                                                                                      lated
                           Convertible                          Addit-         Notes      Deferred    other                  Total
                         Preferred stock       Common stock      ional       receivable     stock    compre-                stock-
                        ------------------  -----------------   paid-in        from       compen-     hensive  Retained    holders'
                         Shares    Amount    Shares    Amount   Capital     stockholders   sation     losses   earnings     equity
                        --------  --------  --------   ------  ---------    ------------  --------   --------  --------   ---------
Balances, December 31,
1995...................   39,244     $  39    93,869    $  94  $  39,390       $     (13)   $ (652)    $   --  $  4,685   $  43,543
Issuance of common
stock under Employee
Stock Option Plans.....       --        --     5,350        5      2,016              --        --         --        --       2,021
Issuance of common
stock under Employee
Stock Purchase Plans...       --        --       590       --      1,641              --        --         --        --       1,641
Issuance of common
stock, net of issuance
costs of $1,849........       --        --    25,782       26    109,464            (507)       --         --        --     108,983
Repayment of note
receivable.............       --        --        --       --         --              12        --         --        --          12
Issuance of convertible
preferred stock........      988         1        --       --      1,093              --        --         --        --       1,094
Convertible preferred
stock issued for
exercise of warrant....      600         1        --       --        436              --        --         --        --         437
Tax benefit from stock
options................       --        --        --       --      2,173              --        --         --        --       2,173
Compensation related
to stock options.......       --        --        --       --        893              --      (893)        --        --          --
Cancellation of
stock options issued
below fair value.......       --        --        --       --        (48)             --        48         --        --          --
Conversion of
convertible preferred
stock into common
stock..................  (40,832)      (41)   40,832       41         --              --        --         --        --          --
Repurchase and
retirement of common
stock..................       --        --      (176)      --         --              --        --         --        --          --
Amortization of
deferred compensation
related to stock
options................       --        --        --       --         --              --       324         --        --         324
Subchapter S
distributions..........       --        --        --       --         --              --        --         --      (822)       (822)
Net income.............       --        --        --       --         --              --        --         --    13,750      13,750
                        --------  --------  --------   ------  ---------    ------------  --------   --------  --------   ---------
Balances, December 31,
1996...................       --        --   166,247      166    157,058            (508)   (1,173)        --    17,613     173,156
Issuance of common
stock under Employee
Stock Option Plans.....       --        --     4,134        5      4,785              --        --         --        --       4,790
Issuance of common
stock under Employee
Stock Purchase Plans...       --        --     1,252        1      4,299              --        --         --        --       4,300
Issuance of common
stock related to
InterActive
acquisition............       --        --     1,204        1     14,580              --        --         --        --      14,581
Issuance of common
stock related to
Nomadic acquisition....       --        --     1,200        1     10,392              --        --         --        --      10,393
Repayment of note
receivable.............       --        --        --       --         --             102        --         --        --         102
Compensation related to
stock options..........       --        --        --       --       (256)             --       256         --        --          --
Cancellation of stock
options issued below
fair value.............       --        --        --       --         (1)             --         1         --        --          --
Tax benefit from stock
options................       --        --        --       --      4,046              --        --         --        --       4,046



                                                                                                 Accumu-
                                                                                                  lated
                           Convertible                        Addit-     Notes       Deferred     other                 Total
                         Preferred stock     Common stock     tional   receivable      stock     compre-                stock
                       -----------------  -----------------   paid-in    from         compen-    hensive     Retained   holders'
                       Shares     Amount   Shares    Amount   Capital  stockholders   sations    losses      earnings   equity
                       ------     ------  -------    ------  --------  ------------  --------   ----------   --------   --------
Amortization of
deferred compensation
related to stock
options...............     --         --       --        --        --            --       277           --         --        277
Currency translation
adjustment (net of
taxes of $214)........     --         --       --        --        --            --        --         (365)        --       (365)
Subchapter S
distributions.........     --         --       --        --        --            --        --           --       (973)      (973)
Net income............     --                  --        --        --            --        --           --        643        643
                       ------     ------  -------    ------  --------  ------------  --------   ----------   --------   --------
Balances, December
31, 1997..............     --         --  174,037       174   194,903          (406)     (639)        (365)    17,283    210,950
Issuance of common
stock under Employee
Stock Option Plans....     --         --    6,270         7    17,855            --        --           --         --     17,862
Issuance of common
stock under Employee
Stock Purchase Plans..     --         --    1,262         1     8,534            --        --           --         --      8,535
Adjustment to
conform acquired
company's year-end....     --         --       --        --        --            --        --           --     (1,464)    (1,464)
Cancellation of
stock options issued
below fair value......     --         --       --        --       (39)           --        39           --         --         --
Tax benefit from
stock options.........     --         --       --        --    13,516            --        --           --         --     13,516
Amortization of
deferred
compensation related
to stock options......     --         --       --        --        --            --       240           --         --        240
Unrealized gain on
short-term
investments (net of
taxes of $118)........     --         --       --        --        --            --        --          201         --        201
Currency translation
adjustment (net of
taxes of $297)........     --         --       --        --        --            --        --         (505)        --       (505)
Transfer of common
stock to employees....     --         --       --        --       631            --        --           --         --        631
Subchapter S
distributions.........     --         --       --        --        --            --        --           --     (3,111)    (3,111)

Net income............     --         --       --        --        --            --        --           --     44,265     44,265
                       ------     ------  -------    ------  --------  ------------  --------  -----------   --------   --------
Balances, December
31, 1998..............     --         --  181,569       182   235,400          (406)     (360)        (669)    56,973    291,120
Issuance of common
stock under Employee
Stock Option Plans
(unaudited)...........     --         --    6,620         7    35,727            --        --           --         --     35,734
Issuance of common
stock under Employee
Stock Purchase Plans
(unaudited)...........     --         --      523        --     7,537            --        --           --         --      7,537
Issuance of common
stock under stock
award plan
(unaudited)...........     --         --       --        --       198            --        --           --         --        198
Tax benefit from
stock options
(unaudited)...........     --         --       --        --    33,575            --        --           --         --     33,575
Compensation related
to stock options
(unaudited) ..........     --         --       --        --       538            --      (538)          --         --         --
Amortization of
deferred compensation
related to stock
options (unaudited)...     --         --       --        --        --            --       150           --         --        150
Unrealized gain on
short-term
investments (net of
taxes of $20,769)
(unaudited)...........     --         --       --        --        --            --        --       25,151         --     25,151
Currency translation
adjustment (net of
taxes of $426)
(unaudited)...........     --         --       --        --        --            --        --          726         --        726
Subchapter S
distributions
(unaudited)...........     --         --       --        --        --            --        --           --       (554)      (554)

Issuance of common
stock related to
Target Marketing
Systems Worldwide and
Target Marketing
Systems S.A. acquisitions
(unaudited)..............     --        --       735        --     5,161       --        --       --        --     5,161
Net income (unaudited)...     --        --        --        --        --       --        --       --    77,115    77,115
                          ------   -------  --------    ------  --------   ------    ------  -------  --------  --------
Balances, September
30, 1999 (unaudited).....     --        --   189,447    $  189  $318,136   $ (406)   $ (748) $25,208  $ 33,534  $475,913
                          ======   =======  ========    ======  ========   ======    ======  =======  ========  ========

       See accompanying notes to supplemental consolidated financial statements.

                             SIEBEL SYSTEMS, INC.
              Supplemental Consolidated Statements of Cash Flows
                                (In thousands)


                                                  Year Ended December 31,               Nine Months Ended September 30,
                                         ------------------------------------------     -------------------------------
                                            1996            1997            1998           1998                 1999
                                         ---------       ----------      ----------     ----------          -----------
Cash flows from operating activities:                                                   (unaudited)         (unaudited)
   Net income                            $   13,750      $      643      $   44,265     $   24,405          $   77,115
   Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Compensation related to stock
       options                                  324             277             240            193                 150
     Depreciation and amortization            3,450           8,275          13,638          8,095              16,219
     Deferred income taxes                   (2,036)         (1,614)         (9,543)             -                   -
     Tax benefit from exercise of
       stock options                          2,173           4,046          13,516          8,061              33,575
     Loss on disposal of property
       and equipment                            155             307           4,557            252                 714
     Provision for doubtful accounts
       and returns, net                       1,275           2,348           6,613          3,964               4,938
     Write-off of acquired research
       and development                            -          22,740               -              -                   -
     Software licenses exchanged for
       equipment and prepaid assets          (3,408)              -               -              -                   -
     Changes in operating assets and
       liabilities:
       Accounts receivable                  (19,248)        (41,344)        (68,739)       (51,331)            (98,132)
       Prepaids and other                    (3,391)         (1,946)         (6,744)          (617)             (6,213)
       Accounts payable and accrued
         expenses                            13,442          14,130          49,802         43,912              33,301
       Income taxes payable                   2,963          (1,896)          9,228         (3,051)             (1,113)
       Deferred revenue                       3,949          15,744          30,286         22,984              11,046
                                         ----------      ----------      ----------     ----------          ----------
         Net cash provided by
           operating activities              13,398          21,710          87,119         56,867              71,600
                                         ----------      ----------      ----------     ----------          ----------
Cash flows from investing activities:
   Purchases of property and
   equipment                                (14,107)        (18,013)        (39,581)       (16,096)            (26,883)
   Purchases of short-term
   investments, net                         (66,671)        (17,866)        (56,751)       (28,339)             (7,500)
   Proceeds from sale of property
   and equipment                                 16               -               -              -              13,225
   Cash acquired in acquisitions                  -             129             (31)             -                 993
   Other assets                                (947)         (1,764)         (2,641)         2,514              (3,739)
                                         ----------      ----------      ----------     ----------          ----------
         Net cash used in investing
           activities                       (81,709)        (37,514)        (99,004)       (41,921)            (23,904)
                                         ----------      ----------      ----------     ----------          ----------
Cash flows from financing activities:
   Proceeds from issuance of common
   stock, net of purchases                  112,559           8,725          27,254         26,123              43,529
   Proceeds from issuance of
   preferred stock                            1,532               -               -              -                   -
   Proceeds from issuance of
     convertible debt                             -               -               -              -             300,000
   Borrowings on line of credit                 115             130           1,542              -               4,431
   Repayments of line of credit                   -               -               -                               (659)
   Subchapter S distributions                  (822)           (974)         (2,366)        (2,366)             (1,290)
   Repayment of stockholder notes              (169)            (43)              -              -                   -
   Payment of debt issuance costs                 -               -               -              -              (8,250)
                                         ----------      ----------      ----------     ----------          ----------
       Net cash provided by
           financing activities             113,215           7,838          26,430         23,757             337,761
                                         ----------      ----------      ----------     ----------          ----------

Change in cash and cash equivalents          44,904          (7,966)         14,545         38,703             385,457
Adjustment to conform acquired
   company's year end                             -               -          (4,140)        (4,140)                  -
Cash and cash equivalents, beginning
   of period                                 33,398          78,302          70,336         70,336              80,741
                                         ----------      ----------      ----------     ----------          ----------
Cash and cash equivalents, end of
   period                                $   78,302      $   70,336      $   80,741     $  104,899          $  466,198
                                         ==========      ==========      ==========     ==========          ==========

Cash paid for interest                   $       16      $       22      $        -     $        -          $        -
                                         ==========      ==========      ==========     ==========          ==========
Cash paid for income taxes               $    4,731      $   14,579      $   14,194     $    3,154          $   14,667
                                         ==========      ==========      ==========     ==========          ==========

Supplemental disclosures of noncash
   financing and investing activities:
Purchase price payable 20*20 Group,
   Ltd.                                  $        -      $        -      $    6,000     $        -          $        -
                                         ==========      ==========      ==========     ==========          ==========
Common stock issued for acquisitions     $        -      $   24,974      $        -     $        -          $    4,934
                                         ==========      ==========      ==========     ==========          ==========
Exercise of common stock options in
   exchange for stockholder note         $      507      $        -      $        -     $        -          $        -
                                         ==========      ==========      ==========     ==========          ==========
Subchapter S distributions payable       $       16      $       22      $      745     $        -          $        -
                                         ==========      ==========      ==========     ==========          ==========
Convertible notes issued for
   acquisitions                          $        -      $        -      $        -     $        -          $    6,685
                                         ==========      ==========      ==========     ==========          ==========

   See accompanying notes to supplemental consolidated financial statements

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)


(1)  Summary of Significant Accounting Policies

     The accompanying unaudited supplemental consolidated financial statements as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 have been prepared on substantially the same basis as the audited consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for their fair presentation. The interim results presented are not necessarily indicative of results for any subsequent quarter or for the year ending December 31, 1999.

     In May 1998, Siebel Systems, Inc. (the "Company") acquired Scopus Technology, Inc. ("Scopus") in a merger transaction accounted for as a pooling of interests. Accordingly, all financial information has been restated to reflect the combined operations of these companies. See Note 9.

     In December 1999, the Company acquired OnTarget, Inc. ("OnTarget") in a business combination transaction accounted for as a pooling of interests. Accordingly, all financial information has been restated to reflect the combined operations of the two companies. See Note 9.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

     Prior to January 1, 1998, the Company recognized revenue in accordance with Statement of Position ("SOP") No. 91-1, "Software Revenue Recognition". Software license revenue was recognized when all of the following criteria had been met: there was an executed license agreement; software had been shipped to the customer; no significant vendor obligations remained; the license fee was fixed and payable within twelve months and collection was deemed probable.

     On January 1, 1998, the Company adopted the provisions of Statement of Position ("SOP") No. 97-2 "Software Revenue Recognition." Revenue from software licenses is recognized under SOP No. 97-2 when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed and determinable, collectibility is probable and the arrangement does not require significant customization of the software. Revenue on multiple element arrangements is allocated to the various elements based on fair values specific to the Company.

     Professional services, maintenance and other revenues relate primarily to consulting services, maintenance and training. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 months. Consulting and training revenues are recognized as the services are performed and are usually on a time and materials basis. Such services primarily consist of implementation services related to the installation of the Company's products and do not include significant customization to, or development of, the underlying software code. Deferred revenue includes deposits on training programs billed and/or collected in advance. Income is then recognized in the period in which the related services are rendered.

     The Company's customer base includes a number of its suppliers (e.g. AT&T, BankBoston Robertson Stephens, Bank of America, Cabletron Systems, The Charles Schwab Corporation, Cigna Corporation, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, Lucent Technologies, MCI Telecommunications Corporation, Microsoft Corporation, NationsBanc Montgomery Securities, Inc., PeopleSoft,

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

Inc., Sequent Computer Systems, Inc., Siemens Corporation and Sun Microsystems, Inc.). On occasion, the Company has purchased goods or services for company operations from these vendors at or about the same time Siebel has licensed its software to these organizations. These transactions are separately negotiated and recorded at terms the Company considers to be arm's-length. During 1998, the Company recognized approximately $16,500,000 of revenue in connection with such transactions.

Cost of Revenues

     Cost of software consists primarily of media, product packaging, documentation and other production costs, and third-party royalties.

     Cost of professional services, maintenance and other consists primarily of salaries, benefits and allocated overhead costs related to consulting, training and customer support personnel, including cost of services provided by third party consultants engaged by the Company.

Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Short-term investments generally consist of highly liquid debt securities with remaining maturities in excess of 90 days. Marketable equity securities include an investment in a publicly traded company. The Company has classified its short-term investments and marketable equity securities as "available-for-sale." Such investments are carried at fair value with unrealized gains and losses, net of related tax effects, reported within accumulated other comprehensive income. Realized gains and losses on available-for-sale securities are computed using the specific identification method.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to ten years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, generally seven years.

     Expenditures for maintenance and repairs are charged to expense as incurred. Costs and accumulated depreciation of assets sold or retired are removed from the respective property accounts, and gain or loss is reflected in the statement of income.

Software Development Costs

     Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the time period between the establishment of technological feasibility and completion of software development has

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

been short, and no significant development costs have been incurred during that period. Accordingly, the Company has not capitalized any software development costs to date.

Intangible Assets

     Included in other assets are various intangible assets, primarily goodwill related to acquisitions. These amounts are generally being amortized over three to five years using the straight-line method. Gross intangible assets were $2,085,000 and $9,627,000 at December 31, 1997 and 1998, respectively, and the related accumulated amortization was $285,000 and $2,503,000 at December 31, 1997 and 1998, respectively.

Advertising

     Advertising costs are expensed as incurred. Advertising expense is included in sales and marketing expense and amounted to $7,245,000, $12,126,000 in 1997 and 1998, respectively, and was not significant in 1996.

Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances are established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     The unaudited pro forma provision for income taxes reflects income tax expense that would have been reported if On Target Inc. (an S corporation for income-tax reporting purposes) had been a C corporation for each of the periods presented.

Pro Forma Net Income Per Share

     Basic pro forma net income per share is computed using the pro forma net income and weighted average number of shares of common stock outstanding. Diluted pro forma net income per share is computed using pro forma net income and the weighted average number of shares of common stock and, when dilutive, potential common shares from options to purchase common stock and warrants outstanding using the treasury stock method. Diluted pro forma net income per share also gives effect, when dilutive, to the conversion of the convertible notes and subordinated debentures, using the if-converted method.

Employee Stock Option and Purchase Plans

     The Company accounts for its stock-based compensation plans using the intrinsic value method. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price.

Foreign Currency Translation

     The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, the financial statements of the foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported within accumulated other comprehensive income.

     The Company generally utilizes foreign currency forward contracts to hedge its exchange risk on foreign currency receivable and intercompany balances. While these forward contracts are subject to fluctuations in value, which are recorded in current results of operations, such fluctuations are generally offset by the changes in value of the underlying exposures being hedged. The Company does not hold or issue financial instruments for speculative or trading purposes.

Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to any particular industry or geographic area since the Company's business is not concentrated on any one particular customer or customer base. No single customer accounts for more than 10% of revenues; and the Company's largest customer base, high technology, which accounted for approximately 30% of revenues during the year ended December 31, 1998, is sufficiently broad that the Company does not consider itself significantly exposed to concentrations of credit risk.

Fair Value of Financial Instruments

     The carrying amounts of the Company's cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate their respective fair values. Changes in the fair value of the Company's derivative financial instruments (foreign currency forward contracts) are generally offset by changes in the value of the underlying exposures being hedged. The fair value of the Company's derivative financial instruments at December 31, 1998 was a gain of approximately $128,000.

Impairment of Long-Lived Assets

     The Company evaluates long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company does not have any long-lived assets it considers to be impaired.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts; and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated and accounted for as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

June 15, 2000. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

     In December 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements", which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP No. 97-2. Management does not believe the adoption of SOP No. 98-9 will have a material effect on the Company's consolidated financial position or results of operations. SOP 98-9 will be effective for the Company for all annual and interim periods beginning on or after January 1, 2000.

(2)  Financial Statement Details

Cash, Cash Equivalents and Short-Term Investments

     Cash equivalents consist of securities with remaining maturities of 90 days or less at the date of purchase. Short-term investments as of December 31, 1997 consisted of $55,697,000 of municipal securities which matured in less than one year, and $36,302,000 of municipal securities which matured in one to five years. As of December 31, 1997, cost approximated market for short-term investments; realized and unrealized gains and losses were not significant.

     Short-term investments as of December 31, 1998 consisted of $46,187,000 of securities which mature in less than one year, $94,980,000 of securities which mature in one to five years and $10,721,000 of securities which mature in over five years. Cash, cash equivalents and short-term investments consisted of the following as of December 31, 1998 (in thousands):

                                                                              Unrealized   Unrealized
                                                                    Cost         loss         gain        Market
                                                                -----------  -----------  -----------   ----------
     Cash and cash equivalents:
           Cash...............................................  $    39,047  $        --  $        --   $   39,047
           Certificates of deposit............................        1,685           --           --        1,685
           Auction market preferreds..........................        4,350           --           --        4,350
           Money market funds.................................        6,199           --           --        6,199
           Municipal securities...............................       29,460           --           --       29,460
                                                                -----------  -----------  -----------   ----------
                                                                $    80,741           --           --   $   80,741
                                                                ===========  ===========  ===========   ==========
     Short-term investments:
           US treasury securities.............................  $     5,181  $       (15) $        --   $    5,166
           Municipal securities...............................      146,506          (60)         276      146,722
                                                                -----------  -----------  -----------   ----------
                                                                $   151,687  $       (75) $       276   $  151,888
                                                                ===========  ===========  ===========   ==========

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

Accounts Receivable, Net

     Accounts receivable, net, consisted of the following (in thousands):

                                                                                                 December 31,
                                                                                          -------------------------
                                                                                              1997         1998
                                                                                          -----------   -----------
      Trade accounts receivable.........................................................  $    69,526   $   136,411
      Less: allowances for doubtful accounts and returns................................        4,288        10,330
                                                                                          -----------   -----------
                                                                                          $    65,238   $   126,081
                                                                                          ===========   ===========

Property and Equipment, Net

     Property and equipment, net, consisted of the following (in thousands):

                                                                                                 December 31,
                                                                                             ----------------------
                                                                                               1997          1998
                                                                                             --------     ---------
      Computer equipment..................................................................   $ 20,321     $  38,965
      Furniture and fixtures..............................................................      6,500        10,513
      Computer software...................................................................      8,446         8,735
      Leasehold improvements..............................................................      3,409         9,058
                                                                                             --------     ---------
                                                                                               38,676        67,271
      Less: accumulated depreciation......................................................     13,112        20,887
                                                                                             --------     ---------
                                                                                             $ 25,564     $  46,384
                                                                                             ========     =========

Accrued Expenses

     Accrued expenses consisted of the following (in thousands):

                                                                                                   December 31,
                                                                                             ----------------------
                                                                                               1997          1998
                                                                                             --------     ---------
      Bonuses.............................................................................   $  7,092     $  23,091
      Commissions.........................................................................      6,200        17,840
      Sales tax...........................................................................      3,026         9,345
      Vacation............................................................................      2,312         3,967
      Acquisition-related.................................................................        205         7,450
      Other...............................................................................     10,282        26,492
                                                                                             --------     ---------
                                                                                             $ 29,117     $  88,185
                                                                                             ========     =========

Other Income, Net

     Other income, net, consisted of the following (in thousands):

                                                                                            December 31,
                                                                                -----------------------------------
                                                                                  1996         1997         1998
                                                                                --------     ---------    ---------
      Interest income........................................................   $  3,324     $  6,055     $   7,605
      Interest expense.......................................................        (32)         (29)          (68)
      Other..................................................................       (158)        (641)       (1,279)
                                                                                --------     ---------    ---------
                                                                                $  3,134     $  5,385     $   6,258
                                                                                ========     ========     =========

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)


(3)  Convertible Subordinated Notes

     The Company completed a private placement of $300,000,000 of convertible subordinated notes in September 1999. The seven-year term notes bear interest at a rate of 5.50% and are convertible into shares of the Company's common stock at any time prior to maturity, at a conversion price of approximately $46.64 per share, subject to adjustment under certain conditions. The notes may be redeemed, in whole or in part, by the Company at any time on or after September 15, 2002. The redemption price will range from $309,420,000 to $302,370,000 if the notes are redeemed between September 15, 2002 through September 14, 2006. Any redemption made on or after September 15, 2006 will be redeemed at $300,000,000. Accrued interest to the redemption date will be paid by the Company in each redemption.

     Other noncurrent liabilities includes $6,685,000 of convertible notes issued in connection with the OnTarget acquisitions in January and February, 1999 (See Note 9). The notes bear interest at 5.5%, are convertible into approximately 760,000 shares of the Company's common stock, and are due on February 26, 2006.

(4)  Commitments and Contingencies

Letters of Credit

     In August 1996, the Company entered into a $1,325,000 secured letter of credit with a bank. This letter of credit, which expires July, 2006, collaterizes the Company's obligations to a third party for lease payments.

     In March 1999, the Company entered into an $8,400,000 secured letter of credit with a bank. This letter of credit, which expires November 2000, collateralizes the Company's obligations to a third party for tenant improvement costs.

     In October 1999, the Company entered into two $8,400,000 secured letters of credit with a bank. These letters of credit, which expire October 2000 and January 2001, collateralize the Company's obligations to a third party for tenant improvement costs. The Company also entered into a $3,000,000 secured letter of credit with a bank. This letter of credit, which expires August 2000, collateralizes the Company's obligation to a third party for lease payments.

     The letters of credit are secured by cash, cash equivalents and short-term investments.

Lease Obligations

     As of December 31, 1998, the Company leased facilities under noncancelable operating leases expiring between 1999 and 2008. Future minimum lease payments are as follows (in thousands):

          Year Ending
          December 31,
          ------------
          1999.....................................................................  $  15,415
          2000.....................................................................     12,853
          2001.....................................................................     11,892
          2002.....................................................................     10,126
          2003 and thereafter......................................................     38,183
                                                                                     ---------
                                                                                     $  88,469
                                                                                     =========

     Rent expense for the years ended December 31, 1996, 1997 and 1998, was $3,065,000, $6,469,000 and $11,904,000, respectively.

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

Employee Benefit Plan

     The Company has 401(k) plans that allows eligible employees to contribute up to 20% of their compensation, limited to $10,000 in 1998. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) plan, none have been made to date. A subsidiary made discretionary contributions of $154,000 and $244,000 to its 401(k) and profit-sharing plans in 1997 and 1998, respectively.

Legal Actions

     The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position or results of operations, although there can be no assurance as to the outcome of such litigation.

(5)  Stockholders' Equity

Stock Split

     On August 24, 1999 and October 20, 1999, respectively, the Company's Board of Directors and stockholders approved a two-for-one stock split (to be effected in the form of a stock dividend) to be paid on November 12, 1999. The accompanying consolidated financial statements have been restated to give effect to the stock split.

Pro Forma Net Income per Share (Unaudited)

     The following is a reconciliation of the number of shares used in the basic and diluted pro forma net income per share computation for the periods presented (in thousands):

                                                                                                         Nine-months ended
                                                                             Year ended December 31,        September 30
                                                                          -----------------------------------------------------
                                                                                 1996       1997     1998      1998      1999
                                                                          -------------   -------   -------  --------  --------
                                                                                                            (unaudited)
    Shares used in basic pro forma net income per share computation             141,780   169,904   177,446   176,458   185,929
    Effect of dilutive potential common shares..............                     16,924    21,434    24,758    25,380    34,372
    Dilutive effect of convertible notes....................                          -         -         -         -       418
                                                                          -------------   -------   -------  --------  --------
    Shares used in diluted pro forma net income
    per share computation...................................                    158,704   191,338   202,204   201,838   220,719
                                                                          =============   =======   =======  ========  ========

     The Company excludes potentially dilutive securities from its diluted net income per share computation when either the exercise price of the securities exceeds the average fair value of the Company's common stock or the Company reported net losses, because their effect would be anti-dilutive. During 1998, the Company excluded 6,619,882 employee stock options with a weighted average exercise price of $14.36 per share from the earnings per share computation as their exercise prices exceeded the fair value of the Company's common stock and, accordingly, their inclusion would have been anti-dilutive. For the nine months ended September 30, 1999, the Company excluded 3,246,009 employee stock options with a weighted average exercise price of $27.36 per share from the earnings per share computation as their exercise prices exceeded the average fair value of the Company's common stock during such period and, accordingly, their inclusion would have been anti-dilutive. For the nine months ended September 30, 1998, the Company excluded 5,281,082 employee stock options, respectively, with a weighted average exercise price of $14.68 per share, respectively, from the earnings per share computation. For the nine months ended September 30, 1999, the Company excluded the convertible subordinated debentures (See Note 3) from the earnings per share computation as the effect would be antidilutive.

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)


Employee Stock Option and Purchase Plans

     The 1996 Equity Incentive Plan, which amended and restated the Company's 1994 Stock Option Plan and 1996 Supplemental Stock Option Plan and the 1998 Non-Officer Equity Incentive Plan (collectively, the "Plan"), provides for the issuance of up to an aggregate of 100,000,000 shares of common stock to employees, directors and consultants. The Plan provides for the issuance of incentive and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights.

     Under the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of the grant. Options generally expire in 10 years; however, incentive stock options may expire in 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over 5 years.

     The Plan also allows for the exercise of certain unvested options. Shares of common stock issued to employees upon exercise of unvested options are subject to repurchase by the Company at the original exercise price. The Company's ability to repurchase these shares expires at a rate equivalent to the current vesting schedule of each option. During the period from October 1995 through April 1996, the Company granted options to purchase an aggregate of 32,610,000 shares of common stock at exercise prices ranging from $0.07 to $0.82 per share. Based in part on an independent appraisal obtained by the Company's Board of Directors, and other factors, the Company recorded $748,000 of deferred compensation expense in 1995 and an additional $893,000 of deferred compensation expense in 1996 relating to these options. These amounts are being amortized over the vesting period of the individual options, generally five years.

     As of December 31, 1998, 7,013,200 shares of common stock had been issued to employees upon the exercise of unvested options, which are subject to repurchase, at a weighted average repurchase price of $0.12 per share. No compensation expense has resulted from repurchases of restricted shares since the amount of cash paid by the Company did not differ from the proceeds received from the employee from the sale of the restricted shares. The Company has not issued any other restricted stock purchase awards, stock bonuses or stock appreciation rights.

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)


     The Company has assumed certain options granted to former employees of acquired companies (the "Acquired Options"). The Acquired Options were assumed by the Company outside of the Plan, but all are administered as if issued under the Plan. All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the Agreements and Plans of Reorganization between the Company and the companies acquired. The Acquired Options generally become exercisable over a four year period and generally expire either five or ten years from the date of grant. No additional options will be granted under any of the acquired companies' plans.

     Combined plan activity is summarized as follows:

                                                                                                  Weighted
                                                                Shares                             average
                                                               Available         Number of      exercise price
                                                               for grant          shares          per share
                                                            -------------    -------------      --------------
      Balances, December 31, 1995.........................     17,250,934       10,575,632      $         0.43
             Additional shares authorized.................     29,400,000             --
             Options granted..............................    (39,857,888)      39,857,888      $         1.92
             Options exercised............................           --         (5,349,248)     $         0.23
             Options canceled.............................      2,711,684       (2,711,684)     $         1.10
                                                            -------------    -------------      --------------
      Balances, December 31, 1996.........................      9,504,730       42,372,588      $         1.81
             Additional shares authorized.................     32,000,000             --
             Options granted..............................    (26,660,548)      26,660,548      $         8.28
             Options exercised............................           --         (4,134,606)     $         1.13
             Options canceled.............................     10,819,662      (10,819,662)     $         8.35
                                                            -------------    -------------      --------------
      Balances, December 31, 1997.........................     25,663,844       54,078,868      $         3.74
             Additional shares authorized.................     20,000,000             --
             Options granted..............................    (37,462,444)      37,462,444      $        11.25
             Options exercised............................           --         (6,269,296)     $         2.93
             Options canceled.............................      7,158,508       (7,158,508)     $         7.92
                                                            -------------    -------------      --------------
      Balances, December 31, 1998.........................     15,359,908       78,113,508      $         7.04
                                                            =============    =============      ==============

     The following table summarized information about fixed stock options outstanding as of December 31, 1998:

                                              Options outstanding                               Options exercisable
                                   -------------------------------------------------     ----------------------------------
                                                   Weighted
                                                    average
                                                   remaining         Weighted                                Weighted
                                   Number of      contractual         average             Number of           average
Range of exercise prices            shares           life         exercise price           shares          exercise price
------------------------         -----------     -------------    ------------------     ----------       -----------------
       $ 0.00                          1,456           0.2               $ 0.00               1,448            $ 0.00
       $0.015                        375,600           6.0               $ 0.02             375,600            $ 0.02
       $ 0.03                        336,000           6.3               $ 0.03             336,000            $ 0.03
       $0.065                        517,400           6.6               $ 0.07             517,400            $ 0.07
       $ 0.22                      1,945,300           7.1               $ 0.22           1,945,300            $ 0.22
       $ 0.33- 0.375               5,446,832           7.2               $ 0.36           2,392,316            $ 0.37
       $ 0.69- 0.915               9,882,014           7.3               $ 0.71           3,539,172            $ 0.70
       $ 1.44- 2.125               3,587,116           7.3               $ 1.53           1,130,740            $ 1.53
       $2.905-  4.22               2,227,506           7.0               $ 4.02             615,116            $ 3.91
       $5.495-  8.11              14,561,864           7.8               $ 6.20           4,013,156            $ 6.24
       $8.285- 12.39              30,773,748           9.4               $10.33           1,902,352            $10.52
       $12.44- 18.51               8,425,912           9.4               $13.83             172,552            $15.09
       $25.75                         32,760           9.1               $25.75              11,600            $25.75
                                 -----------         -----               ------         -----------            ------
       $ 0.00- 25.75              78,113,508           8.4               $ 7.04          16,952,752            $ 3.30
                                 ===========         =====               ======         ===========            ======

                              SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      (Unaudited as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999)

     In May 1996, the Company adopted the 1996 Employee Stock Purchase Plan
(the "Purchase Plan") and reserved 2,800,000 shares for issuance thereunder. The Purchase Plan became effective upon the completion of the Company's initial public offering. In January 1997, the Board of Directors of the Company adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan to 6,800,000 shares. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 15% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower. As of December 31, 1998, 2,777,284 shares had been purchased under the Purchase Plan.

     In addition, Scopus had adopted the 1995 Employee Stock Purchase Plan (the "Acquired Purchase Plan"). All shares purchased under the Acquired Purchase Plan have been adjusted to give effect to the conversion under the terms of the Agreement and Plan of Merger and Reorganization between the Company and Scopus. Upon the closing of the Scopus merger, 330,932 shares had been purchased under the Acquired Purchase Plan. No additional shares will be issued under the Acquired Purchase Plan.

Common Stock

     The Company has elected to continue to use the intrinsic value-based method to account for all of its employee stock-based compensation plans. The Company has recorded no compensation costs related to its stock option plans for the years ended December 31, 1996, 1997 and 1998, except for the options granted during the period from October 1995 through April 1996, because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The Company also recorded compensation expense for the estimated fair value of common stock transferred from the majority shareholder of On Target to two key employees in January 1998.

     Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per share data as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's net income (loss) and net income (loss) per share for the years ended December 31, 1996, 1997 and 1998 would have been as indicated below (in thousands, except per share data).

                              SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      (Unaudited as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999)


                                                                     1996         1997         1998
                                                                  ---------     --------     --------
      Pro forma net income (loss):
           As reported..........................................  $  13,313     $     55     $ 43,460
           Pro forma giving effect to SFAS No. 123..............  $  10,065     $(12,697)    $ 23,203
      Diluted pro forma net income (loss) per share:
           As reported..........................................  $    0.08     $   0.00     $   0.21
           Pro forma giving effect to SFAS No. 123..............  $    0.06     $  (0.07)    $   0.11
      Basic pro forma net income (loss) per share:
           As reported..........................................  $    0.09     $   0.00     $   0.24
           Pro forma giving effect to SFAS No. 123..............  $    0.07     $  (0.07)    $   0.13

     The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                                           1996      1997      1998
                                                                         ------     ------     ------
      Risk-free interest rate..........................................     6.0%       6.1%      4.85%
      Expected life (in years).........................................     3.5        3.5        3.4
      Expected volatility..............................................    69.2%      83.9%      70.5%

     The fair value of employees' stock purchase rights under the Purchase Plan was estimated using the Black-Scholes model with the following weighted average assumptions used for purchases:

                                                                          1996       1997       1998
                                                                         ------     ------     ------
      Risk-free interest rate..........................................     5.5%       5.3%       5.3%
      Expected life (in years).........................................     0.5        0.7        0.6
      Expected volatility..............................................    68.5%      83.9%      70.5%

     Under SFAS No. 123, the weighted average estimated fair value of employee stock options granted at exercise prices equal to market price at grant date during 1996, 1997 and 1998 was $1.03, $4.30 and $5.94 per share, respectively.

     The Company determined the assumptions to be used in computing the fair value of stock options or stock purchase rights. The risk-free rate is the U.S. treasury bill rate for the relevant expected life. The expected useful lives were estimated giving consideration to vesting and purchase periods, contractual lives, expected employee turnover and underlying stock volatility.

                              SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      (Unaudited as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999)

(6)  Income Taxes

     Income before taxes includes income from foreign operations of approximately $127,000, $680,000 and $3,600,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Historical Information

     The components of income tax expense for the years ended December 31, 1996, 1997 and 1998 are as follows (in thousands):

                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
     Current:
         Federal.......................................................  $   5,156  $   7,694  $  18,488
         State  .......................................................      1,755      2,684      4,559
         Foreign.......................................................        410        400      1,289
                                                                         ---------  ---------  ---------
              Total current............................................      7,321     10,778     24,336
     Deferred:
         Federal.......................................................     (1,709)    (1,345)    (6,432)
         State  .......................................................       (239)      (219)    (1,409)
                                                                         ---------  ---------  ---------
              Total deferred...........................................     (1,948)    (1,564)    (7,841)
     Charge in lieu of taxes attributable to employer's stock
         option plans..................................................      2,173      4,046     13,517
                                                                         ---------  ---------  ---------
              Total income taxes.......................................  $   7,546  $  13,260  $  30,012
                                                                         =========  =========  =========

     The differences between the income tax expense computed at the federal statutory rate of 35% and the Company's actual income tax expense for the years ended December 31, 1996, 1997 and 1998 are as follows (in thousands):


                                                                           1996       1997       1998
                                                                         ---------  ---------   --------
     Expected income tax expense.......................................  $   7,454  $   4,866  $  25,997
     State income taxes, net of federal tax benefit....................      1,172      1,876      3,234
     In-process research and development...............................         --      7,959         --
     Non deductible merger costs.......................................         --         --      3,369
     Research and experimentation credit...............................       (537)      (543)      (838)
     Tax exempt interest...............................................       (204)      (995)    (1,740)
     Foreign sales corporation benefit.................................         --         --       (634)
     S corporation benefit ............................................       (437)      (588)      (805)
     Other, net........................................................         98        685      1,429
                                                                         ---------  ---------  ---------
         Total income taxes............................................  $   7,546  $  13,260  $  30,012
                                                                         =========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):


                                                                                      1997       1998
                                                                                    ---------   --------
     Deferred tax assets:
         Deferred state taxes.....................................................  $     900   $    549
         Accruals and reserves, not currently taken for tax purposes..............      3,276     12,486
         Net operating loss carryforward..........................................        648        235
                                                                                    ---------   --------
              Deferred assets.....................................................      4,824     13,270
     Deferred tax liability--depreciation..........................................      (178)      (783)
                                                                                     --------   --------
              Net deferred assets.................................................  $   4,646     12,487
                                                                                    =========   ========

                             SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      (Unaudited as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999)

     As of December 31, 1998, the Company had a net operating loss carryforward for federal and state income tax purposes of approximately $370,000. The federal net operating loss carryforward expires in 2012. The state net operating loss carryforward expires in 2002.

     As of December 31, 1998, Scopus Technology UK Ltd. ("Scopus UK"), a subsidiary of the Company, had a net operating loss carryforward of approximately $200,000, which can be carried forward indefinitely to offset future Scopus UK income.

     Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.

Unaudited Pro Forma Information

      The pro forma provision for income taxes reflects the income tax expense that would have been reported if OnTarget Inc. (an S corporation for income tax reporting purposes) had been a C corporation for each of the years in the three-year period ended December 31, 1998. The components of pro forma income tax expense are as follows (in thousands):

                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
     Current:
         Federal.......................................................  $   5,541  $   8,211  $  19,192
         State  .......................................................      1,807      2,755      4,660
         Foreign.......................................................        410        400      1,289
                                                                         ---------  ---------  ---------
              Total current............................................      7,758     11,366     25,141
     Deferred:
         Federal.......................................................     (1,709)    (1,345)    (6,432)
         State  .......................................................       (239)      (219)    (1,409)
                                                                         ---------  ---------  ---------
              Total deferred...........................................     (1,948)    (1,564)    (7,841)
     Charge in lieu of taxes attributable to employer's stock
         option plans..................................................      2,173      4,046     13,517
                                                                         ---------  ---------  ---------
              Total income taxes.......................................  $   7,983  $  13,848  $  30,817
                                                                         =========  =========  =========

     The differences between the pro forma income tax expense computed at the federal statutory rate of 35% and the Company's actual pro forma income tax expense for the years ended December 31, 1996, 1997 and 1998 are as follows (in thousands):

                                                                           1996       1997       1998
                                                                         ---------  ---------  --------
     Expected income tax expense.......................................  $   7,454  $   4,866  $  25,997
     State income taxes, net of federal tax benefit....................      1,172      1,876      3,234
     In-process research and development...............................         --      7,959         --
     Non-deductible merger costs.......................................         --         --      3,369
     Research and experimentation credit...............................       (537)      (543)      (838)
     Tax exempt interest...............................................       (204)      (995)    (1,740)
     Foreign sales corporation benefit.................................         --         --       (634)
     Other, net........................................................         98        685      1,429
                                                                         ---------  ---------  ---------
         Total income taxes............................................  $   7,983  $  13,848  $  30,817
                                                                         =========  =========  =========

     Deferred tax assets and liabilities on a pro forma basis do not differ materially from the historical information presented above.

                              SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

(7)  Related Party Transactions

     Certain members of the Company's Board of Directors serve as officers of customers of the Company. In 1997 aggregate license revenues associated with shipments to these customers were $1,598,000. Royalties revenues were $445,200 and total accounts receivable from these customers was $875,000. In 1998, aggregate revenues associated with shipments to these customers were $2,592,200 and accounts receivable from these customers was $1,488,000.

     During the years ended December 31, 1998 and 1997, OnTarget received royalties in the amount of $829,172 and $445,247, respectively, from a related entity. At December 31, 1998 and 1997, $92,322 and $133,816, respectively, is due from this related entity.

(8)  Segment and Geographic Information

     The Company and its subsidiaries are principally engaged in the design, development, marketing and support of Siebel Front Office Applications, its family of proprietary software applications. Substantially all revenues result from the licensing of the Company's software products and related consulting and customer support (maintenance) services. The Company's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, the Company considers itself to be in a single industry segment, specifically the license, implementation and support of its software applications.

     The Company evaluates the performance of its geographic regions based on revenues and gross margin only. The Company does not assess the performance of its geographic regions on other measures of income or expense, such as depreciation and amortization, operating income or net income. In addition, as the Company's assets are primarily located in its corporate office in the United States and not allocated to any specific region, the Company does not produce reports for, or measure the performance of, its geographic regions based on any asset-based metrics. Therefore, geographic information is presented only for revenues and gross margin.

     While a majority of the Company's revenues are derived from the United States, the Company's export sales have been growing. Export sales for the years ended December 31, 1996, 1997 and 1998 were $7,700,000, $41,800,000 and
$88,200,000, respectively. This represented 10%, 27% and 30% of total license revenues, respectively. The Company's export sales are principally in Europe and Asia/Pacific.

     The following geographic information is presented for the years ended December 31, 1996, 1997 and 1998 (in thousands):

                                        United                          Asia/
                             Year       States          Europe         Pacific         Other          Totals
                             ----     -----------    -----------     -----------    -----------    -----------
     Revenues:
                             1996     $   102,557    $     4,538     $     3,744    $     1,141    $   111,980
                             1997         171,491         35,052          10,115          5,413        222,071
                             1998         293,872         75,364          24,424         16,226        409,886
     Gross margin:
                             1996     $    85,386    $     3,796     $     3,513    $     1,109    $    93,804
                             1997         141,976         30,535           9,161          4,360        186,032
                             1998         241,529         62,699          20,824         13,847    $   338,899

     No single customer has accounted for 10% or more of total revenues in 1996, 1997 or 1998.

                              SIEBEL SYSTEMS, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

(9)  Acquisitions

OnTarget, Inc.

     On December 1, 1999, the Company acquired OnTarget, Inc. In January and February 1999, OnTarget acquired Target Marketing Systems Worldwide Limited, Target Marketing Systems S.A., and The Sales Consultancy Inc. in exchange for convertible notes and OnTarget stock. OnTarget recorded goodwill of $9,745,000 in connection with these acquisitions. The goodwill is being amortized over a five-year period using the straight-line method. Pro forma information giving effect to these mergers has not been presented since it would not differ materially from the historical results of the Company.

     OnTarget develops and implements advanced sales and marketing training and consulting programs for sales organizations competing in complex, multilevel sales campaigns. Primary customers include corporate clients and business owners who wish to provide for the development and training of their sales and marketing personnel.

     Under the terms of the agreement, each outstanding share of OnTarget common stock was exchanged for 0.3077516 newly issued shares of common stock of the Company. This resulted in the issuance of approximately 3.7 million additional shares of the Company's Common Stock. In addition, all outstanding stock options of OnTarget were converted into the right to acquire the Company's Common Stock at the same exchange ratio with a corresponding adjustment to the exercise price.

     The acquisition of OnTarget will be accounted for as a pooling of interests. OnTarget had the same fiscal year-end as the Company, and its financial position, results of operations and cashflows have been combined with those of the Company's for the same dates and periods as if the entities had been combined from the earliest date presented. There were no adjustments to conform accounting methods or eliminate intercompany transactions. The Company expects to incur approximately $750,000 of merger-related professional services costs.

     As a result of OnTarget's conversion from a Subchapter S Corporation to a Subchapter C subsidiary of the Company on December 1, 1999, all of OnTarget's retained earnings at that date will be reclassified to additional paid-in-capital. In addition, the Company will record an income tax benefit in the amount of OnTarget's net deferred tax assets at that date.

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized as follows (in thousands, unaudited):

                                                                        Year  Ended          Nine Months Ended
                                                                        December 31,            September 30,
                                                                 --------------------------------------------------
                                                                      1996        1997         1998         1999
                                                                 -----------   ----------   ----------  -----------
                                                                                                        (unaudited)
     Total revenues:
         Siebel...........................................       $   101,362   $  207,628   $  391,539  $   493,783
         OnTarget.........................................            10,618       14,443       18,347       29,152
                                                                 -----------   ----------   ----------  -----------
                                                                 $   111,980   $  222,071   $  409,886  $   522,935
                                                                 ===========   ==========   ==========  ===========

     Net income (loss):
         Siebel...........................................       $    12,861   $   (1,187)  $   42,875  $    77,195
         OnTarget.........................................               889        1,830        1,390          (80)
                                                                 -----------   ----------   ----------  -----------
                                                                 $    13,750   $      643   $   44,265  $    77,115
                                                                 ===========   ==========   ==========  ===========

Scopus Technology, Inc.

     On May 18, 1998, the Company completed the acquisition of Scopus Technology, Inc. ("Scopus") of Emeryville, California, a leading provider of customer service, field service, and call center software solutions. Under the terms of the agreement, each outstanding share of Scopus common stock was exchanged for newly issued shares of common stock of the Company. This resulted in the issuance of approximately 15.1 million additional shares of the Company's common stock. In addition, all outstanding stock options of Scopus were converted into the right to acquire the Company's common stock at the same exchange ratio, with a corresponding adjustment to the exercise price. In connection with the merger, the Company incurred direct merger-related expenses of approximately $13,500,000, including fees for investment bankers, attorneys, accountants and other professional fees of $9,100,000, integration charges related to duplicate facilities and equipment of $3,100,000 and other miscellaneous expenses of $1,300,000. The Company also incurred indirect merger-related expenses of approximately $1,800,000 for joint sales training and merger-related marketing costs, which are included within sales and marketing expenses. At December 31, 1998, accrued liabilities included approximately $1,450,000 of unpaid merger-related expenses.

                              SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

   (Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

     The transaction has been accounted for as a pooling of interests. Accordingly, the financial statements of Siebel have been restated to include the financial position and results of operations of Scopus for all periods presented. Prior to the merger with Siebel, Scopus ended its fiscal year on March 31. The restated financial statements as of December 31, 1997 and for prior periods include Siebel's results of operations for the calendar periods noted and Scopus' results of operations for the fiscal periods ending three months later. Beginning January 1, 1998, the restated financial statements combine the operating results of Siebel and Scopus for the calendar periods noted. As a result of conforming the reporting periods of Siebel and Scopus, the operating results of Scopus for the three month period ended March 31, 1998 are included in the restated financial statements for both 1997 and 1998. Scopus revenues and net income for the three-month period ended March 31, 1998 were $27,100,000 and $1,500,000, respectively. Net income for this period of approximately $1,500,000 is reflected as a reduction of opening retained earnings in the restated 1998 financial statements.

      The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow (in thousands).

                                                                 Year ended          Quarter ended
                                                                 December 31,           March 31,
                                                            --------------------------------------
                                                               1996         1997          1998
                                                            -----------  -----------  ------------
                                                                                       (unaudited)
     Total revenues:
         Siebel...........................................  $    39,152  $   118,775  $    47,100
         Scopus...........................................       62,210       88,853       27,072
                                                            -----------  -----------  -----------
                                                            $   101,362  $   207,628  $    74,172
                                                            ===========  ===========  ===========
     Net income (loss):
         Siebel...........................................  $     5,025  $    (2,427) $     8,284
         Scopus...........................................        7,836        1,240        1,464
                                                            -----------  -----------  -----------
                                                            $    12,861  $    (1,187) $     9,748
                                                            ===========  ===========  ===========

     In combining the financial statements of Siebel and Scopus, certain reclassifications, conforming changes and adjustments relating to revenue recognition were made to the historical financial statements of Scopus. These conforming changes and adjustments resulted in a reduction of previously reported net income of approximately $580,000 in fiscal 1996 and $2,930,000 in fiscal 1997. These adjustments will not reverse in future periods.

20*20 Group, Ltd.

     On December 17, 1998, the Company acquired all of the outstanding securities of the privately-held 20*20 Group, Ltd. ("20*20"), a provider of end-user training for the enterprise relationship management software market. The transaction was valued at approximately $6,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of 20*20 have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. The purchase price was allocated to tangible net assets, including current assets, current liabilities and property, plant and equipment. The excess of the purchase price over the fair value of the tangible net assets acquired, $5,500,000, was allocated to goodwill. This amount will be amortized over three years.

The results of operations of 20*20 prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial statement information has not been presented.

                             SIEBEL SYSTEMS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

InterActive WorkPlace, Inc

     On October 1, 1997, the Company issued shares of common stock in exchange for all outstanding securities of privately-held InterActive WorkPlace, Inc. ("InterActive"), a developer of intranet-based business intelligence software technology. The transaction was valued at approximately $15,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of InterActive have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, InterActive's securityholders received or will receive up to approximately 1,708,000 shares of the Company's common stock in exchange for all outstanding shares in InterActive. Additionally, InterActive optionees received options to purchase an aggregate of approximately 128,000 shares of the Company's common stock in exchange for their options to purchase InterActive common stock. The excess of the purchase price over the fair value of the net assets acquired was allocated to purchased in-process research and development and intangible assets of $14,017,000 and $104,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets will be amortized over three years.

     Purchased in-process research and development is related to the completion of InterActive's data integration, filtering and formatting technology and its integration into the Company's products. At the time of acquisition, a prototype of InterActive's product existed and was in limited trials, however, the prototype was not stable or sufficiently developed to be scalable on an enterprise-wide basis. InterActive's technology was completed, at a cost of approximately $400,000, and incorporated as a separate module into the Siebel 98 product suite which was released in June 1998. The Company estimated that the technology was approximately 75% complete as of the acquisition date. At that date, the only identifiable asset acquired was the technology under development. Accordingly, essentially all of the excess purchase price over net assets acquired, except for amounts assigned to net current assets, fixed assets and workforce-in-place, was assigned to in-process research and development.

     The results of operations of InterActive prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial information has not been presented.

Nomadic Systems, Inc

     On November 1, 1997, the Company issued shares of common stock in exchange for all outstanding securities of privately-held Nomadic Systems, Inc. ("Nomadic"), a provider of innovative business solutions to pharmaceutical sales forces. The transaction was valued at approximately $11,000,000 and was accounted for by the purchase method of accounting. Accordingly, the operating results of Nomadic have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, Nomadic's securityholders received approximately 1,200,000 shares of the Company's common stock in exchange for all outstanding shares of Nomadic. The purchase price was allocated to net current assets, fixed assets, purchased in-process research and development and intangible assets of $557,000, $186,000, $8,723,000 and $1,553,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets will be amortized over three years.

     The appraisal of the acquired research and development was based upon the present value of forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate which gave consideration to the risk involved in completing the acquired technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Siebel product suite.

                             SIEBEL SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited as of September 30, 1999 and for the nine-month periods ended
                         September 30, 1998 and 1999)

     The purchased in-process research and development expense related to completion of Nomadic's second generation pharmaceutical sales force automation product. At the time of the acquisition, Nomadic had a first-generation product at a limited number of customers, with a very small user base. There were a considerable number of uncertainties as to increasing the product's scalability for deployment on an enterprise-wide basis, improving the stability of the application and identifying and fixing bugs. The Company allocated limited excess purchase price over net assets acquired to net current assets, fixed assets and workforce-in-place. The majority of the excess purchase price was allocated to in-process research and development and other intangible assets (goodwill) based upon the expected cash flows from Nomadic's existing product and the product under development, giving consideration to the stage of completion of the technology under development at the acquisition date. This technology was completed, at a cost of approximately $1,300,000, for enterprise-wide release in March 1998.

     The results of operations of Nomadic prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial statement information has not been presented.

Clear With Computers, Inc.

     The Company incurred merger costs of approximately $3,300,000 in the third quarter of 1997 in connection with Scopus' planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

(10) Selected Quarterly Financial Data (unaudited)

     The following table presents selected consolidated quarterly information for fiscal 1998 and 1999 (in thousands, except share data):

                                                             First         Second           Third         Fourth
                                                            quarter        quarter         quarter        quarter
                                                         ------------   ------------    ------------   ------------
     1998:
     Net revenues......................................   $    78,597    $    93,868    $   109,322     $   128,099
     Gross margin......................................        65,978         75,422         90,449         107,050
     Net income (loss).................................        10,057           (511)        14,859          19,860
     Pro forma net income (loss).......................         9,881           (729)        14,539          19,769
     Pro forma net income (loss) per diluted share.....          0.05          (0.00)          0.07            0.10
     Pro forma net income (loss) per basic share.......          0.06          (0.00)          0.08            0.11

     1999:
     Net revenues......................................   $   141,708    $   174,882    $   206,345
     Gross margin......................................       114,573        135,937        155,091
     Net income (loss).................................        22,000         25,853         29,262
     Pro forma net income (loss).......................        21,756         25,816         29,572
     Pro forma net income (loss) per diluted share.....          0.10           0.12           0.13
     Pro forma net income (loss) per basic share.......          0.12           0.14           0.16

                                                                     Schedule II

                       Valuation and Qualifying Accounts

                                                          Balance at     Charged to                     Balance at
                                                           Beginning      Costs and                       End of
                                                            of Year       Expenses       Deductions        Year
                                                        -------------  -------------  ---------------  -------------
                                                                               (in thousands)
Allowance For Doubtful Accounts
       Year ended December 31, 1998....................     $ 4,288      $  6,230       $    188        $ 10,330
       Year ended December 31, 1997....................     $ 1,940      $  4,920       $  2,572        $  4,288
       Year ended December 31, 1996....................     $   665      $  2,636       $  1,361        $  1,940

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

Overview

     Siebel Systems, Inc. ("Siebel" or the "Company") is the world's leading supplier of Web-based front office software systems. Siebel provides an integrated family of sales, marketing and customer service application software for field sales, customer service, telesales, telemarketing, field service, third-party resellers and Internet-based e-commerce and self service. Siebel Systems' products are designed to meet the needs of small, medium and large businesses.

     In today's increasingly competitive global markets, businesses must continuously improve their operations. Having spent considerable effort and resources in previous years automating finance, manufacturing, distribution, human resources management, and general office operations, many businesses are now looking to apply the leverage of information technology to their sales, marketing and customer service processes. Unlike previous automation efforts which have focused on decreasing expenses, sales, marketing and customer service information systems focus primarily on increasing revenues and customer satisfaction.

     The Siebel Front Office Applications are comprised of a broad range of advanced Web-based application software products designed to allow corporations to deploy comprehensive sales, marketing and customer service information systems on a global basis. The Company's products provide support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, retail, customer service, call centers, field service, resellers, business partners and Internet-based e-commerce, marketing and customer service. The Company's products provide support for a broad range of industries, business practices and multiple languages and currencies.

     In December 1999, the Company acquired OnTarget, Inc. (formerly Target Marketing Systems, Inc. "OnTarget"). OnTarget develops and implements advanced sales and marketing training and consulting programs for sales organizations competing in complex, multilevel sales campaigns. OnTarget's goal is to provide its clients with a pragmatic, repeatable and implementable process that will create lasting change within sales organizations, and which will enable Siebel's clients to effectively respond to today's market challenges. Primary customers include corporate clients and business owners who wish to provide for the development and training of their sales and marketing personnel.

     Under the terms of the agreement, each outstanding share of OnTarget common stock was exchanged for 0.3077516 newly issued shares of common stock of the Company. This resulted in the issuance of approximately 3.7 million additional shares of the Company's Common Stock. In addition, all outstanding stock options of OnTarget were converted into the right to acquire the Company's Common Stock at the same exchange ratio with a corresponding adjustment to the exercise price.

     The acquisition of OnTarget has been accounted for as a pooling of interests. Accordingly, the financial statements of the Company have been restated to include the financial position and results of operations of OnTarget for all periods presented.

Results of Operations

     The following table sets forth statement of operations data for the three years ended December 31, 1998 and the nine-month periods ended September 30, 1999, expressed as a percentage of total revenues:

                                                                                                      Nine Months Ended
                                                                Year Ended December 31,                 September 30,
                                                        --------------------------------------  -------------------------
                                                             1996          1997         1998          1998         1999
                                                        ------------    ---------    ---------    ----------    ---------
Revenues:
     Software                                                   71.8         70.7         71.0          71.2         63.0
     Professional services, maintenance and other               28.2         29.3         29.0          28.8         37.0
                                                        ------------    ---------    ---------    ----------    ---------
         Total revenues                                        100.0        100.0        100.0         100.0        100.0
Cost of revenues:
     Software                                                    1.9          1.9          1.4           1.5          1.0
     Professional services, maintenance and other               14.3         14.3         15.9          16.2         21.5
                                                        ------------    ---------    ---------    ----------    ---------
          Total cost of revenues                                16.2         16.2         17.3          17.7         22.5
          Gross margin                                          83.8         83.8         82.7          82.3         77.5
Operating expenses:
     Product development                                        13.2         12.0         10.7          12.4         11.2
     Sales and marketing                                        41.6         46.6         43.7          44.9         37.3
     General and administrative                                 12.8          9.6          8.4           6.6          6.6
     Merger-related expenses                                       -         11.7          3.3           4.8            -
          Total operating expenses                      ------------    ---------    ---------    ----------    ---------
                                                                67.6         79.9         66.1          68.7         55.1
                                                        ------------    ---------    ---------    ----------    ---------
          Operating income                                      16.2          3.9         16.6          13.6         22.4
Other income, net                                                2.8          2.4          1.5           1.6          1.3
                                                        ------------    ---------    ---------    ----------    ---------
          Income before income taxes                            19.0          6.3         18.1          15.2         23.7
Income taxes                                                     6.7          5.9          7.3           6.5          9.0
                                                        ------------    ---------    ---------    ----------    ---------
          Net income                                            12.3          0.4         10.8           8.7         14.7
                                                        ============    =========    =========    ==========    =========

For Each of the Years Ended December 31, 1996, 1997 and 1998

Revenues

     Software. License revenues increased from $80,413,000 and $156,971,000 for the years ended December 1996 and 1997, respectively, to $290,890,000 for the year ended December 31, 1998. License revenues as a percentage of total revenues decreased and remained flat from 72% and 71% in the fiscal 1996 period and the fiscal 1997 period, respectively, to 71% in the fiscal 1998 period. License revenues increased in absolute dollar amount during these periods from the respective prior year periods due to an increase in the number of licenses of Siebel applications sold to new and existing customers and also due to licenses of new modules, released with the latest version of Siebel applications, to existing users of Siebel base applications. This increase in the number of licenses was primarily due to continued demand by new and existing customers for products in the Siebel applications family both in the United States and internationally. During 1998, approximately $20,000,000 of license revenue was attributable to products developed from technology acquired from Nomadic Systems, Inc. ("Nomadic") and InterActive WorkPlace, Inc. ("InterActive"). The Company expects that license revenues will continue to increase in absolute dollars, but will remain the same or decrease as a percentage of total revenues as the Company's maintenance revenues continue to grow as a result of increases in the installed base of customers on maintenance.

     Professional Services, Maintenance and Other. Professional services, maintenance and other revenues increased from $31,567,000 and $65,100,000 for the years ended December 31, 1996 and 1997, respectively, to $118,996,000 for the year ended December 31, 1998, and as a percentage of total revenues increased from 28% and 29% in the fiscal 1996 and 1997 periods, respectively, to 29% in the fiscal 1998 period. These increases in absolute dollar amount were primarily due to growth in the Company's sales and marketing training businesses, consulting business and in the installed base of customers on maintenance. First-year maintenance is typically sold with the related software license. Revenue related to such maintenance is deferred based on vendor-specific objective evidence of fair value and amortized over the term of the maintenance contract, typically twelve months. The Company expects that professional services, maintenance and other revenues will remain the same or increase as a percentage of total revenues due to increased maintenance revenues derived from the Company's growing installed base and due to the

Company's expansion of its consulting and training organization to meet anticipated customer demands in connection with product implementation and sales training.

     A relatively small number of customers account for a significant percentage of the Company's license revenues. For 1996, 1997 and 1998, sales to the Company's ten largest customers accounted for 25%, 22% and 21% of total revenues, respectively. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenue for the foreseeable future.

     The Company markets its products in the United States through its direct sales force and internationally through its sales force and distributors primarily in Japan, Latin America, South Africa and Asia. International revenues accounted for 10%, 27% and 30% of license revenues in 1996, 1997 and 1998, respectively. The Company is increasing its international sales force and is seeking to establish distribution relationships with appropriate strategic partners and expects international revenues will continue to account for a substantial portion of total revenues in the future.

Cost of Revenues

     Software. Cost of software license revenues includes third-party software royalties, product packaging, documentation and production. Cost of license revenues through December 31, 1998 has averaged less than 3% of software license revenues. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred, and, as a result, cost of license revenues includes no amortization of capitalized software development costs. These costs are expected to remain the same or increase as a percentage of total revenues.

     Professional Services, Maintenance and Other. Cost of professional services, maintenance and other revenues consist primarily of personnel, facilities, systems costs incurred in providing customer support and costs incurred in the providing and administering of training programs. Cost of professional services, maintenance and other revenues increased from $15,979,000 and $31,646,000 for the years ended December 31, 1996 and 1997, respectively, to $65,387,000 for the year ended December 31, 1998, and as a percentage of professional services, maintenance and other revenues were 51% and 49% for the years ended 1996 and 1997, respectively, as compared to 55% in 1998. The increases in the absolute dollar amount reflect the effect of fixed costs resulting from the Company's expansion of its maintenance and support organization and growth in the Company's consulting and sales training businesses. The Company expects that professional services, maintenance and other costs will continue to increase in absolute dollar amount as the Company expands its customer support organization to support a growing installed base, its consulting organization to meet anticipated customer demands in connection with product implementation and the training organization to support the growing needs of its customers. These costs are expected to remain the same or increase as a percentage of total revenues.

Operating Expenses

     Product Development.   Product development expenses include expenses
associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Product development expenses increased from $14,775,000 and $26,650,000 for the years ended December 31, 1996 and 1997, respectively, to $43,950,000 for the year ended December 31, 1998, and decreased as a percentage of total revenues from 13% and 12% in 1996 and 1997, respectively, to 11% in 1998. The increases in the dollar amount of product development expenses were primarily attributable to costs of additional personnel in the Company's product development operations. The Company anticipates that it will continue to devote substantial resources to product development. The Company expects product development expenses to increase in absolute dollar amount but remain at a similar percentage of total revenues as in 1998. The Company considers technological feasibility of its software products to have been reached upon completion of a working model that has met certain performance criteria. The period between achievement of technological feasibility and general release of a software product is typically very short, and development costs incurred during that period have not been material. Accordingly, the Company has not capitalized any software development costs to date.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased from $46,549,000 and $103,551,000 in the years ended December 31, 1996 and 1997, respectively, to $178,957,000 for the year ended December 31, 1998, and as a percentage of total revenues, sales and marketing expenses decreased from 42% and 47% in 1996 and 1997, respectively, to 44% in 1998. The increases in the dollar amount of sales and marketing expenses reflect primarily the hiring of additional sales and marketing personnel, costs associated with expanded promotional activities, and indirect merger-related costs, such as corporate sales training and marketing programs. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amount as the Company continues to expand its sales and marketing efforts, establishes additional sales offices in the United States and internationally and increases promotional activities. These expenses are expected to remain at a similar percentage of total revenues as in 1998.

     General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive and finance personnel. General and administrative expenses increased from $14,318,000 and $21,275,000 for the years ended December 31, 1996 and 1997, respectively, to $34,473,000 for the year ended December 31, 1998, and decreased as a percentage of total revenues from 13% and 10% for 1996 and 1997, respectively, to 8% in 1998. The increases in the absolute dollar amount of general and administrative expenses were primarily due to increased staffing and associated expenses necessary to manage and support the Company's increased scale of operations. The Company believes that its general and administrative expenses will continue to increase in absolute dollar amount as a result of the continued expansion of the Company's administrative staff and facilities to support growing operations. The Company anticipates that its general and administrative expenses as a percentage of total revenues should remain at a similar percentage as in 1998.

     Merger-Related Expenses. In connection with the Company's merger with Scopus Technology, Inc. ("Scopus"), the Company incurred direct merger-related expenses of approximately $13,500,000, comprised primarily of investment bankers, attorneys, accountants and other professional fees of $9,100,000, duplicate facilities and equipment of $3,100,000 and other miscellaneous expenses of $1,300,000. The Company also incurred indirect merger-related expenses of approximately $1,800,000 for joint sales training and merger-related marketing costs, which are included within sales and marketing expenses.

     The Company incurred merger costs of approximately $3,300,000 in the third quarter of 1997 in connection with Scopus' planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

     On October 1, 1997, the Company completed its purchase of InterActive, a developer of intranet-based business intelligence software technology that has been incorporated into the Siebel InterActive product. The acquisition was accounted for by the purchase method of accounting. The Company recorded a charge to income of $14,017,000, or $0.17 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. Purchased in-process research and development is related to the completion of InterActive's data integration, filtering and formatting technology and its integration into the Company's products. At the time of acquisition, a prototype of InterActive's product existed and was in limited trials, however, the prototype was not stable or sufficiently developed to be scalable on an enterprise-wide basis. InterActive's technology was completed, at a cost of approximately $400,000, and incorporated as a separate module into the Siebel 98 product suite, which was released in June 1998. The Company estimated that technology was approximately 75% complete as of the acquisition date. At that date, the only identifiable asset acquired was the technology under development. Accordingly, essentially all of the excess purchase price over net assets acquired, except for amounts assigned to net current assets, fixed assets and workforce-in-place, was assigned to in-process research and development.

     The valuation of acquired research and development was prepared using the income approach and contemplated that sales of products incorporating InterActive's technology would be $11,500,000 in 1998, increasing to $35,000,000 in 2000, and declining significantly thereafter. Revenue increases were based upon the historical growth rate of software sales for the customer relationship management market and the Company. Operating costs as a percentage of revenue ranged from 56% in 1998 to 47% in 2000 based upon the Company's normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 38% consistent with the Company's effective tax rate. Net cash flows were discounted to their present value at the acquisition date using an after-tax risk-adjusted discount rate of 30%. The Company believes this discount rate is consistent with that required by venture capitalists for investments in unproven but partially developed software products. Through the end of 1998, total revenues from Siebel Interactive were approximately $5,000,000; however, the Company is unable to quantify the effect of Siebel Interactive as a competitive differentiator. The Company does not track selling, general and administrative costs by product but believes the incremental costs associated with selling and distributing Siebel Interactive were substantially lower than those used in the valuation due to synergies associated with selling the product as a separate module in the Siebel 98 product suite. If the Company is unable to continuously upgrade the Siebel Interactive product or existing and future customers do not elect to purchase this module, the Company's ability to recover the value assigned to the acquired research and development will be impaired and revenue and profitability will be adversely affected.

     On November 1, 1997, the Company completed its purchase of Nomadic, a provider of innovative business solutions to pharmaceutical sales forces. The acquisition was accounted for by the purchase method of accounting. Technology acquired from Nomadic has been incorporated into the Siebel Pharma product. The Company recorded a charge to income of $8,723,000 or $0.10 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. The appraisal of the acquired research and development was based upon the present value of forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate commensurate with the risk involved in completing the acquired technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Siebel product suite. The purchased in-process research and development expense related to completion of Nomadic's second generation pharmaceutical sales force automation product. This product was completed and enterprise-wide deployment to end-user customers commenced in March 1998. Much of the functionality was incorporated into the Company's Pharma product, which was released in June 1998. At the time of the acquisition, Nomadic had a first-generation product at a limited number of customers, with a very small user base. There were a considerable number of uncertainties as to increasing the product's scalability for deployment on an enterprise-wide basis, improving the stability of the application and identifying and fixing bugs. The Company allocated limited excess purchase price over net assets acquired to net current assets, fixed assets and workforce-in-place. The majority of the excess purchase price was allocated to in-process research and development and other intangible assets (goodwill) based upon the expected cash flows from Nomadic's existing product and the product under development, giving consideration to the stage of completion of the technology under development at the acquisition date. This technology was completed, at a cost of approximately $1,300,000, for enterprise-wide release in March 1998.

     The valuation of acquired research and development was prepared using the income approach and contemplated that sales of products incorporating Nomadic's technology would be $11,500,000 in 1998, increasing to $35,000,000 in 2000, and declining significantly thereafter. Revenue increases were based upon the historical growth rate of software sales for the customer resource management market and the Company. Operating costs as a percentage of revenue were estimated at 70%, based upon the Company's normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 39% consistent with the Company's effective tax rate. Net cash flows were discounted to their present value at the acquisition date using an after-tax risk-adjusted discount rate of 25%. The Company believes this discount rate is consistent with that required by venture capitalists for investments in unproven but partially developed software products. Through the end of 1998, total revenues from products incorporating the Nomadic technology under development at the acquisition date were approximately $24,000,000. Although the Company does not track selling, general and administrative costs by product, because these products are sold as vertical customer resource management solutions for the pharmaceutical industry, the Company believes the operating margin is similar to the Company's consolidated operating margin. If the Company is unable to continuously upgrade the Pharma product or superior products are released by competitors, the Company's ability to recover the value assigned to the acquired research and development will be impaired and revenue and profitability will be adversely affected.

Operating Income and Operating Margin

     Operating income increased from $18,162,000 and $8,518,000 for the years ended December 31, 1996 and December 31, 1997, respectively, to $68,019,000 for the year ended December 31, 1998. Operating margin was 16% and 4% in 1996 and 1997, respectively, compared with 17% in 1998. Excluding merger-related expenses, operating income increased from $18,162,000 and $34,556,000 for the years ended December 31, 1996 and December 31, 1997, respectively, to $81,519,000 for the year ended December 31 1998, and operating margin increased from 16% and 16% in 1996 and 1997, respectively, to 20% in 1998. These increases in operating income and margin, excluding merger-related expenses, were due to increases in license revenues without a proportional increase in cost, particularly costs associated with the hiring of new personnel.

Other Income, Net

     Other income, net, is primarily comprised of interest income earned on the Company's cash and cash equivalents and short-term investments and reflects earnings on increasing cash and cash equivalents and short-term investment balances.

Pro forma Provision for Income Taxes

     Income taxes are comprised primarily of federal and state taxes. The pro forma provision for income taxes reflects income tax expense that would have been reported if OnTarget (an S Corporation for income tax reporting purposes) had been a C Corporation for each of the periods presented. The pro forma provision for income taxes was $7,983,000, $13,848,000 and $30,817,00 in 1996,
1997, and 1998, respectively . The pro forma provision for income taxes as a percentage of pretax income was 37%, 100% and 41%, respectively. The pro forma tax rate in 1997 was higher than the rates in 1998 and 1996 primarily due to non- deductible items related to acquisitions. The Company expects its effective tax rate in 1999 to be approximately 38%, excluding the effect of non-deductible costs such as merger-related expenses.

Pro forma Net Income

     The Company had pro forma net income of $13,313,000 and $55,000 in 1996 and 1997 respectively and pro forma net income of $43,460,000 for 1998. Pro forma net income per share was $0.08 in 1996, and $0.00 in fiscal 1997, compared to pro forma net income of $0.21 per diluted share in 1998.

Liquidity and Capital Resources

     The Company's cash, cash equivalents and short-term investments increased from $162,335,000 as of December 31, 1997 to $232,629,000 as of December 31,
1998, representing approximately 60% and 52% of total assets, respectively. This increase was primarily attributable to cash flows from operations and, to a lesser extent, sale of common stock through the Company's stock option and stock purchase plans. The increase was partially offset by increases in accounts receivable, purchases of property and equipment and short-term investments. The Company has generated positive cash flow from operating activities in 1996, 1997 and 1998.

     Of the approximately $39,581,000 of purchases of property and equipment during 1998, approximately $14,000,000 related to computer and networking equipment to support the Company's introduction of SiebelNet. SiebelNet is a family of application hosting, outsourcing and training services designed to help customers quickly deploy and easily manage their sales, marketing and customer service systems.

     The Company recently entered into a lease agreement for a new headquarters facility in San Mateo, California. The Company expects significant capital expenditures in connection with tenant improvements and furniture and fixtures for this facility. These expenditures are expected to be incurred through the end of 2000. In addition, the Company expects to continue to incur capital expenditures associated with tenant improvements, furniture and fixtures for newly-leased offices.

     Capital expenditures of the nature described above are expected to increase during 1999 and 2000.

     The Company believes that the anticipated cash flows from operations, cash, cash equivalents and short-term investments, will be adequate to meet its cash needs for working capital and capital expenditures for at least the next twelve months.

For Each of the Nine-Month Periods Ended September 30, 1998 and 1999

Revenues

     Software. License revenues increased from $200,567,000 for the nine months ended September 30, 1998 to $329,388,000 for the nine months ended September 30, 1999 and decreased as a percentage of total revenues from 71% in 1998 to 63% in 1999. License revenues increased in absolute dollars during this period as compared to the respective prior period due to an increase in the number of licenses of Siebel applications sold to new and existing customers and also due to licenses of new modules, released with the latest version of Siebel applications, sold to existing users of Siebel base applications. The increase in the number of licenses was primarily due to continued demand by new and existing customers for products in the Siebel applications family both in the United States and internationally. The Company expects that license revenues will continue to grow in absolute dollars, but will remain the same or decrease as a percentage of total revenues as the Company's maintenance revenues continue to grow as a result of increases in the installed base of customers on receiving maintenance and due to the Company's expansion of its consulting organization to meet anticipated customer demands in connection with product implementation.

     Professional Services, Maintenance and Other. Professional services, maintenance and other revenues increased from $81,220,000 for the nine months ended September 30, 1998 to $193,547,000 for the nine months ended September 30, 1999 and increased as a percentage of total revenues from 29% in 1998 to 37% in 1999. The increase in the absolute dollar amount were primarily due to growth in OnTarget sales and marketing training revenues, growth in the Company's consulting business and in the installed base of customers with a maintenance contract. First-year maintenance is typically sold with the related software license. Revenue related to such maintenance is deferred based on vendor-specific objective evidence of fair value and amortized over the term of the maintenance contract, typically 12 months. The Company expects that professional services, maintenance and other revenues will remain the same or increase as a percentage of total revenues due to increased maintenance revenues derived from the Company's growing installed base and due to the Company's expansion of its consulting organization to meet anticipated customer demands in connection with product implementation and sales training.

     The Company markets its products in the United States through its direct sales force and internationally through its sales force and through distributors which are primarily in Japan, Latin America, South Africa and Asia. International revenues accounted for 29% and 31% of license revenues for the nine months ended September 30, 1998 and 1999, respectively. The Company is increasing its international sales force and is seeking to establish distribution relationships with appropriate strategic partners and expects international revenues will continue to account for a substantial portion of total revenues in the future.

Cost of Revenues

     Software. Cost of license revenues increased from $4,295,000 for the nine months ended September 30, 1998 to $5,111,000 for the nine months ended September 30, 1999 and as a percentage of total revenues was less than 3% for each of the nine month periods ended September 30, 1998 and 1999. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred, and, as a result, cost of license revenues includes no amortization of capitalized software development costs. These costs are expected to remain the same or increase as a percentage of total revenues.

     Professional Services, Maintenance and Other. Cost of professional services, maintenance and other revenues consists primarily of personnel, facilities and systems costs incurred in providing consulting and customer support. Cost of professional services, maintenance and other revenues increased from $45,643,000 for the nine months ended September 30, 1998 to $112,223,000 for the nine months ended September 30, 1999 and increased as a percentage of total revenues from 16% in 1998 to 21% in 1999. The increases in the absolute dollar amount reflect the effect of fixed costs resulting from the Company's expansion of its maintenance and support organization and growth in the Company's consulting and sales training businesses. The Company expects that professional services, maintenance and other costs will continue to increase in absolute dollar amount as the Company integrates OnTarget's training and consulting operations. The Company also expects to expand both its customer support organization to support a growing installed base and its consulting and training organizations to meet anticipated customer demands in connection with product implementation and sales training. These costs are expected to remain the same or increase as a percentage of total revenues.

Operating Expenses

     Product Development. Product development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Product development expenses increased from $34,909,000 for the nine months ended September 30, 1998 to $58,324,000 for the nine months ended September 30, 1999 and decreased as a percentage of total revenues from 12% in 1998 to 11% in 1999. The increase in the absolute dollar amount of product development expenses was primarily attributable to costs of additional personnel in the Company's product development operations. The Company anticipates that it will continue to devote substantial resources to product development. The Company expects product development expenses to increase in absolute dollar amount but remain at a similar percentage of total revenues as in the first nine months of 1999. The Company considers technological feasibility of its software products to have been reached upon completion of a working model that has met certain performance criteria. The period between achievement of technological feasibility and general release of a software product is typically very short, and development costs incurred during that period have not been material. Accordingly, the Company has not capitalized any software development costs to date.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased from $126,482,000 for the nine months ended September 30, 1998 to $194,874,000 for the nine months ended September 30, 1999 and decreased as a percentage of total revenues from 45% 1998 to 37% in 1999. The increase in the dollar amount of sales and marketing expenses reflects primarily the hiring of additional sales and marketing personnel and costs associated with expanded promotional activities. The Company expects that sales and marketing expenses will continue to increase in absolute dollars as the Company continues to expand its sales and marketing efforts, establishes additional sales offices in the United States and internationally and increases its promotional activities. These expenses are expected to remain at a similar percentage of total revenues as in the first nine months of 1999.

     General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive and finance personnel. General and administrative expenses increased from $18,593,000 for the nine months ended September 30, 1998 to $34,674,000 for the nine months ended September 30, 1999 and remained as a percentage of total revenues at 7% in each of 1998 and 1999. The increase in the absolute dollar amount of general and administrative expenses was primarily due to increased staffing and associated expenses necessary to manage and support the Company's increased scale of operations. The Company believes that its general and administrative expenses will continue to increase in absolute dollars as a result of the continued expansion of the Company's administrative staff and facilities to support growing operations. The Company anticipates that its general and administrative expenses as a percentage of total revenues should remain at a similar percentage as in the first nine months of 1999.

     Merger related expenses. In connection with the merger with Scopus, the Company incurred direct merger-related expenses of approximately $13,500,000 consisting of direct transaction fees for investment bankers, attorneys, accountants and other professional fees of $9,100,000, integration charges related to duplicate facilities and equipment of $3,100,000 and other miscellaneous expenses of $1,300,000. The Company also incurred indirect merger-related expenses of approximately $1,800,000 for joint sales training and merger-related marketing costs, which are included within sales and marketing expenses.

     There were no merger-related expenses in the nine months ended September 30, 1999.

Operating Income and Operating Margin

     For the nine months ended September 30, 1999 as compared with the nine months ended September 30, 1998, operating income increased from $38,365,000 to $117,729,000 and operating margin increased from 14% in 1998 to 23% in 1999. These increases in operating income and margin were primarily due to $13,500,000 of merger-related expenses incurred in the three months ended September 30, 1998, not recurring in 1999. Excluding the merger related expenses, operating income for the nine months ended September 30, 1999 increased from $51,865,000 for the nine months ended September 30, 1998 to $117,729,000 for the nine months ended September 1999 and operating margin increased from 18% in 1998 to 23% in 1999. This increase in operating income and margin was due to increases in license revenues without a proportional increase in cost, particularly costs associated with the hiring of new personnel. The Company expects operating margins, net of merger-related expenses, to decrease as compared to operating margin for the first nine months of 1999 as it continues to invest heavily in sales, marketing, development and support activities globally.

Other Income, Net

     Other income, net is primarily comprised of interest income earned on the Company's cash and cash equivalents and short-term investments and reflects earnings on increasing cash and cash equivalents and short-term investment balances.

Pro forma Provision for Income Taxes

     Pro forma income taxes are comprised primarily of federal and state taxes. The pro forma provision for income taxes reflects income tax expense that would have been reported if OnTarget (an S Corporation for income tax reporting purposes) had been a C Corporation for each of the periods presented. The pro forma provision for income taxes was $19,140,000 and $47,282,000 and approximately 45% and 38% of income before taxes, respectively, for the nine months ended September 30, 1998 and 1999 respectively. The pro forma effective tax rate in 1998 was affected by the non-deductibility of certain merger-related expenses. The Company expects its effective tax rate for the remainder of 1999 to be approximately 38%.

Pro forma Net Income

     The Company had pro forma net income of $23,691,000 for the nine months ended September 30, 1998 compared to net income of $77,144,000 for the nine months ended September 30, 1999. Pro forma net income increased as a percentage of total revenues from 8% in the nine months ended September 30, 1998 to 15% in the nine months ended September 30, 1999, due primarily to the effect of the merger-related expenses in 1998.

Liquidity and Capital Resources

     The Company's cash, cash equivalents and short-term investments increased to $624,791,000 as of September 30, 1999 from $232,629,000 as of December 31,
1998, representing approximately 62% and 52% of total assets, respectively. This increase was primarily attributable to issuance of convertible subordinated debentures, net income, sale of certain property and equipment, increases in accounts payable, accrued expenses, income taxes payable and deferred revenue, and issuance of common stock under the Company's stock option plans, partially offset by an increase in accounts receivable and purchases of property and equipment. The Company's days sales outstanding (DSO) in accounts receivable was 98 as of September 30, 1999, as compared with 88 as of December 31, 1998. The Company expects DSO to fluctuate significantly in future quarters.

     As of December 21, 1999, the fair market value of the Company's marketable equity securities was $137,277,000.

     The Company has used fully serviced office suites on a month-to-month rental basis to establish its presence in new locations. As these locations expand, the Company expects to transition more of the office suites to leased space. This transition will involve build-out of tenant improvements, acquisition of furniture and fixtures, and other capital costs, which were not incurred in connection with the use of fully serviced office suites. The Company has already built-out a number of leased facilities, both domestically and internationally, and expects this trend to continue.

     Capital expenditures of the nature described above are expected to increase during the remainder of 1999 and 2000.

     The Company believes that the anticipated cash flows from operations, cash, cash equivalents and short-term investments will be adequate to meet its cash needs for working capital and capital expenditures for at least the next twelve months.

Audit Committee

     The Company has established an Audit Committee of the Board of Directors, the charter of which is to oversee the activities of management and the Company's external auditors as they relate to the financial reporting process. The Audit Committee is comprised of James C. Gaither, Charles R. Schwab and George T. Shaheen. In particular, the Audit Committee's role includes ensuring that management properly develops and adheres to a sound system of internal controls, and that the Company's auditors, through their own review, assess the effectiveness of those controls and management's adherence to them.

     In fulfilling their responsibilities, the Audit Committee conducted regular, quarterly meetings with the Company's outside auditors. In each of these meetings, the Audit Committee met with the Company's outside auditors, independent of management, to assure the Audit Committee an independent and confidential view of the Company's management and internal controls as they relate to the quality and reliability of the Company's financial statements.

     The Company is committed to supporting this process and the Audit Committee in fulfilling their role of ensuring the integrity of the Company's internal controls and financial reporting.

Quantitative and Qualitative Disclosures About Market Risk

     The tables below provide information about the Company's derivative financial instruments and financial instruments that are subject to market risk. These include foreign currency forward contracts used to hedge foreign currency receivables and intercompany balances, which are subject to exchange rate risk, and available-for-sale short-term investments, which are subject to interest rate risk. The Company does not consider its cash equivalents to be subject to interest rate risk due to their short maturities.

     The Company generally manages its foreign currency exchange rate risk by entering into contracts to sell foreign currency at the time a foreign currency receivable is generated. When the foreign currency receivable is collected, the contract is liquidated, thereby converting the foreign currency to US dollars and mitigating the exchange rate risk.

     The Company manages its interest rate risk by maintaining an investment portfolio with debt instruments of high credit quality and relatively short average maturities. The Company also manages interest rate risk by maintaining sufficient cash and cash equivalent balances such that it is typically able to hold its investments to maturity.

     The Company is exposed to equity price risks on its marketable equity securities. This investment is in a publicly-traded company in the high-technology industry sector. The Company typically does not attempt to reduce or eliminate its market exposure on these securities. A 10% adverse change in the equity price would result in an approximate $4.7 million decrease in the fair value of the Company's marketable equity securities as of September 30, 1999.

     The following summarizes the Company's foreign currency forward contracts, all of which mature in 1999, by currency, as of September 30, 1999. Contract amounts are representative of the expected payments to be made under these instruments (unaudited, in thousands):

                                                                Contract                             Fair Value
                                                                 Amount                             at September
                                                                 (Local             Contract         30, 1999
                                                                Currency)         Amount (US$)          (US$)
                                                             --------------       ------------      --------------
German marks (contracts to pay DM/receive US$)...........          DM 4,930           $  2,664              $  (20)

British pounds (contracts to pay(pound)/receive US$).....     (pound) 4,741           $  7,628              $ (179)

Japanese yen (contracts to pay(Yen)/receive US$).........    (Yen)1,543,100           $ 13,795              $ (714)

Euro (contracts to pay EUR/receive US$)..................          EUR2,300           $  2,475              $   26

British pounds (contracts to pay(pound)/receive EUR).....       (pound) 83O           EUR1,279              $    5

     The following summarizes the Company's short-term investments and the weighted average yields, as of September 30, 1999 (unaudited, in thousands):

                                                     Expected maturity date
                        ---------------------------------------------------------------------------------------
                          1999            2000           2001           2002          2003          Thereafter
                        --------        --------       --------       --------      --------      -------------
US treasury
     securities....           --              --        $ 1,986        $ 3,002        $1,984             $3,900
  Wtd. Avg. Yld.                                           5.88%          5.71%         5.73%              6.84%

Municipal
     securities....      $ 8,701        $ 55,234        $37,226        $36,708        $5,347                 --
  Wtd. Avg. Yld.            3.86%           3.85%          3.78%          4.29%         4.39%

Corporate bonds....           --              --             --        $ 4,505

  Wtd. Avg. Yld.                                                          5.93%           --                 --


     On September 30, 1999, the Company had an investment portfolio of fixed income securities, excluding those classified as cash and cash equivalents, of $158,600,000. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 100 basis points from levels as of September 30, 1999, the fair value of the portfolio would decline by approximately $2,400,000.

Year 2000 Preparedness

     Many existing computer programs and systems use only two-digit fields to identify the year, e.g. 85=1985, and they are unable to process date and time information between the twentieth and twenty-first centuries. Accordingly, computer programs and software may need to be modified prior to the year 2000 ("Y2K") in order to remain functional. Failure to complete the necessary modifications could cause a disruption or failure of such program and system.

     The Company's Y2K initiative has been managed by a team of internal staff and third-party consultants specializing in Y2K issues. The team's activities are designed to identify potential Y2K problems and to ensure that there is no adverse effect on our core business operations and that transactions with clients, suppliers and financial institutions are fully supported. The Company's efforts have focused on three areas: (i) the Company's products, (ii) internal operating systems and (iii) interfaces with third-party systems.

     Products. The Company has put in place a certification program to verify the Y2K compliance of its products. Beginning with version 4.0 (Siebel 98), the Company's programs have been designed to be Y2K compliant. The Company has applied a number of test approaches and criteria to each of its products beginning with Siebel 98 and believes that all such products are Y2K compliant. While we believe that our currently developed and actively marketed products are Y2K compliant for significantly all functionality, our software products could contain errors or defects relating to Y2K. The Company has advised certain of its customers that internal testing of Y2K compliance should be conducted to ensure that the operations managed by Siebel products continue without disruption. If such modifications and conversions are not made, or are not completed in a timely manner, the Y2K issue could have a material adverse impact on our operations. The costs incurred to test the Company's products for Y2K compliance were incurred as normal product development expenses. Any additional expenses are expected to be minimal.

     Internal Operating Systems. The Company has implemented a plan to test all internal operating systems, such as computer hardware and software, telephone/PBX systems, fax machines, facilities systems such as building access and other miscellaneous systems on a worldwide basis. The Company has approached its Y2K internal readiness program in the following three phases: (i) assessment, (ii) planning and (iii) implementation. These phases included such individual steps as taking an inventory of the Company's operating systems prioritized by risk, identifying failure dates, defining a solution strategy, estimating repair costs, identifying specific tasks necessary to ensure readiness, determining resource requirements and allocations, and finally, testing and fixing the operating systems as well as putting in place contingency plans for operating systems that have a high impact on the Company's business. The plan has been executed and the Company does not believe that the Y2K issue will pose significant operational problems to our internal operating systems. Costs incurred to complete this process have not been material.

     Third-Party Systems. The Company has developed a Y2K process for dealing with its key suppliers, distributors, vendors, system integrators and other partners. The Company has been in contact with its key third-party relationships regarding their Y2K compliance. The Company has received responses from its critical third-party relationships, who have stated that they expect to address all of their significant Y2K issues in a timely manner. The Company is working to identify and analyze the most reasonably likely worst case scenarios for key third party relationships affected by Y2K. These scenarios could include possible infrastructure collapse, the failure of water and power supplies, major transportation disruptions and failures of communications or financial systems - any of which could have a material adverse effect on the Company's ability to deliver its products and services to its customers. While the Company has contingency plans in place to address most issues under its control, an infrastructure problem outside of its control could result in a delay in product shipments, depending on the nature and severity of the problems. The Company has analyzed its key third-party systems and believes all of them to be largely Y2K compliant. Costs incurred to complete this process have not been material.

     Contingency plans. Our Y2K Program is designed to minimize the possibility of serious Year 2000 interruptions. However, since their possibility cannot be eliminated, we are developing contingency plans addressing Year 2000 concerns in high impact areas. These plans will continue to be reviewed and updated through out the end of the calendar year. Other contingency plans will be prepared, tested, and updated as deemed practicable and appropriate.

     The Company currently believes that the most reasonably likely worst-case scenario is that there will be some Year 2000 disruptions at individual locations that could affect individual business processes, facilities or third parties for a short time. The Company does not expect such disruptions to be long-term, or for the disruptions to affect the operations of the Company as a whole. Because of the uncertainty as to the exact nature or location of potential Year 2000-related problems that might arise, the business continuity/contingency planning has focused on development of flexible plans to minimize the scope, impact and duration of any Year 2000 problems that may occur. The Company expects to have personnel and resources available to deal with any Year 2000 problems that occur. Some of the currently planned contingency actions include designating emergency response teams, increasing staffing at critical times, in particular the Year 2000 weekend, and heightening proactive monitoring at likely dates of impact.

     Although the Company has spent a large amount of time and resource to address potential Y2K problems, there is no assurance that the Company will be successful in its efforts to identify and address all Y2K issues. Even though the Company has acted in a timely manner to complete all of its assessments and planned solutions, some problems may not have been identified or corrected in time to prevent material adverse consequences to the Company. The discussion above includes forward-looking statements regarding Y2K and is based on the Company's best estimates given information that is currently available and is subject to change. As the Company continues to progress with its Y2K initiatives, it may discover that actual results will differ materially from these estimates. See "Factors Affecting Operating Results -- Year 2000 Problems may cause an Interruption in our Business."